UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CHEWY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

chewy

Proxy Statement

and Notice of Annual Meeting of Stockholders

2023

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
7700 West Sunrise Boulevard
Plantation, FL 33322
June 2, 2023
Dear Stockholders:
WHAT:	2023 Annual Meeting of Stockholders of Chewy, Inc. (the “Annual Meeting”).
WHEN:	Friday, July 14, 2023, at 10:00 a.m., Eastern Time.
WHERE:
Our Annual Meeting will be held virtually, conducted via live audio webcast, a format designed to increase stockholder access, reduce the environmental impact of a physical meeting, and save Chewy and our stockholders time and money. This meeting format also provides stockholders the opportunity to hear all portions of the official Annual Meeting, submit written questions during the Annual Meeting, and vote online during the open poll section of the Annual Meeting. You are invited to attend the live webcast of our meeting, vote your shares, and submit questions at https://www.virtualshareholdermeeting.com/CHWY2023. To join the meeting, you will need the 16-digit control number that is printed on your Notice of Internet Availability of Proxy Materials (the “Notice”). When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 9:45 a.m., Eastern Time, on Friday, July 14, 2023. If a bank, brokerage firm, or other nominee holds your shares, you should contact that organization for additional information.

WHY:	We are holding the Annual Meeting for the following purposes, as more fully described in our proxy statement:
	1.	to elect to our Board of Directors four director nominees for three-year terms (Proposal No. 1);
	2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2024 (Proposal No. 2);
	3.	to approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal No. 3);
4.
to approve an amendment to the Amended and Restated Certificate of Incorporation to require that claims under the Securities Act of 1933, as amended (the “Securities Act”), be brought only in federal court (Proposal No. 4); and

	5.	to transact such other business as may properly be presented at the Annual Meeting or any adjournments or postponements thereof.
RECORD DATE:
Stockholders of record as of the close of business on May 17, 2023 (the “Record Date”) are entitled to the Notice and to vote at the Annual Meeting or at any adjournment or postponement that takes place.

PROXY VOTING:
On or about June 2, 2023, we will mail to stockholders of record as of the Record Date (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice with instructions for accessing our proxy materials and voting instructions over the Internet, by telephone, or by mail. We expect that our proxy statement and other proxy materials will be available to stockholders on this same date.

Your vote is very important. Whether or not you plan to attend our Annual Meeting, we encourage you to read our proxy materials and submit your proxy or voting instructions as soon as possible.
Thank you for your ongoing support and we hope you can join us at our Annual Meeting.
Sincerely,

Susan Helfrick
General Counsel & Secretary

GENERAL INFORMATION ABOUT OUR ANNUAL MEETING
1.	Why am I receiving these materials?
The Board of Directors (the “Board”) of Chewy, Inc., a Delaware corporation (the “Company” or “Chewy”), is providing these proxy materials to you in connection with our 2023 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place via live audio webcast on Friday, July 14, 2023, at 10:00 a.m., Eastern Time. As a stockholder, you are invited to attend the Annual Meeting and requested to vote on the items of business described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy over the Internet, by telephone, or by mail.
2.	How do I attend and participate in the Annual Meeting?
Our Annual Meeting will be conducted via live audio webcast, a format designed to improve stockholder access, reduce the environmental impact of a physical meeting, and save Chewy and our stockholders time and money. This meeting format also provides stockholders the opportunity to hear all portions of the official Annual Meeting and vote online during the open poll section of the Annual Meeting. You may attend the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/CHWY2023. You will need the 16-digit control number that is printed on your Notice Regarding the Availability of Proxy Materials (the “Notice”). Please allow ample time for online check-in, which will begin at 9:45 a.m., Eastern Time, on Friday, July 14, 2023. If a bank, brokerage firm, or other nominee holds your shares, you should contact that organization for additional information.
You may submit a question in advance of the Annual Meeting at www.proxyvote.com after logging in with your 16-digit control number. Questions may be submitted during the Annual Meeting through https://www.virtualshareholdermeeting.com/CHWY2023.
3.	Who may vote at the Annual Meeting?
Stockholders who own shares of our common stock as of the close of business on May 17, 2023 (the “Record Date”), or their valid proxy holders are entitled to vote at the Annual Meeting. As of the Record Date, we had 116,239,189 shares of Class A common stock outstanding and 311,188,356 shares of Class B common stock outstanding. Holders of Class A common stock are entitled to one vote per share on any matter that is submitted to a vote of stockholders. Holders of Class B common stock are entitled to ten votes per share on any matter that is submitted to a vote of stockholders. Holders of Class A and holders of Class B common stock vote together as a single class on any matter (including the election of directors) that is submitted to a vote of our stockholders, unless otherwise required by law or our amended and restated certificate of incorporation. Stockholders are not permitted to cumulate votes with respect to the election of directors.
We will make available a list of stockholders of record as of the Record Date for inspection by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days ending on the day before the Annual Meeting, during ordinary business hours at our principal executive office. If you wish to inspect the list, please submit your request and proof of ownership by email to ir@chewy.com.
4.	How can I access the proxy materials over the Internet?
An electronic copy of the proxy materials is available at www.proxyvote.com. You can also access the materials at https://investor.chewy.com.
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5.	How can I request a paper or email copy of the proxy materials?
If you want to receive a paper or email copy of the proxy materials, you must request one. There is no charge for requesting a copy. However, please submit your request on or before June 30, 2023 to facilitate timely delivery. You may request a copy by choosing one of the following methods:
•	By Internet: www.proxyvote.com
•	By telephone: 1-800-579-1639
•	By email: sendmaterial@proxyvote.com (follow instructions on the Notice)
6.	What matters are being voted on at the Annual Meeting?
Stockholders will vote on four proposals at the Annual Meeting:
•	Proposal 1: To elect to the Company’s Board of Directors four director nominees for three-year terms;
•	Proposal 2: To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2024;
•	Proposal 3: To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers; and
•	Proposal 4: To approve an amendment to the Amended and Restated Certificate of Incorporation to require that claims under the Securities Act be brought only in federal court.
Additionally, stockholders are entitled to vote on such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.
We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those included in the proxy materials. If any matter is properly presented at the meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.
7.	How does our Board recommend that stockholders vote on the proposals?
Our Board recommends that you vote your shares:
•	“FOR” the election of all of the Board’s director nominees for three-year terms, as described in Proposal 1;
•
“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2024, as described in Proposal 2;

•	“FOR” approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, as described in Proposal 3; and
•	“FOR” approval of the amendment to the Amended and Restated Certificate of Incorporation to require that claims under the Securities Act be brought only in federal court, as described in Proposal 4.
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8.	What vote is required to approve each of the proposals?
Proposal 1: Each director is elected by a plurality of the votes of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the four nominees who receive the largest number of votes cast “For” such nominees are elected as directors. You may vote “For” or “Withhold” authority to vote for each of the nominees. Any shares voted “Withhold” and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election.
Proposal 2: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2024 requires the affirmative vote of a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that, of the shares represented at the Annual Meeting and entitled to vote, a majority of them must vote “For” the proposal for it to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal and will have the same effect as a vote “Against” this proposal. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on this proposal even if the broker does not receive voting instructions from you. Therefore, no broker non-votes are expected in connection with this proposal.
Proposal 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that, of the shares represented at the Annual Meeting and entitled to vote, a majority of them must vote “For” the proposal for it to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal and will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Proposal 4: The approval requires the affirmative vote of the holders of a majority of the voting power of our issued and outstanding common stock entitled to vote thereon. This means that, of the shares represented at the Annual Meeting and entitled to vote, a majority of them must vote “For” the proposal for it to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal and will have the same effect as a vote “Against” this proposal. Broker non-votes will have the same effect as a vote “Against” this proposal. Accordingly, your failure to vote or the failure to instruct your broker, bank, trustee or other nominee to vote will have the effect of a vote “AGAINST” this proposal.
9.	As a controlled company, how does the voting power of our principal stockholders affect approval of the proposals being voted on at the Annual Meeting?
Affiliates of BC Partners LLP (BC Partners LLP, together with its affiliates, “BC Partners”) currently beneficially own a majority of our outstanding common stock and have the power to approve any action requiring a majority vote of the combined voting power of our outstanding Class A common stock and Class B common stock. As of the Record Date, BC Partners beneficially owned, in aggregate, approximately 72.8% of the outstanding shares of our common stock, representing approximately 96.4% of the total voting power of all outstanding series of common stock.
10.	How do I vote?
If you are a “stockholder of record” on the Record Date, then you may attend the Annual Meeting and submit your vote or vote by proxy over the telephone, through the Internet, or by using a proxy card that you may request. To vote your shares at the Annual Meeting, please see Question 12. To vote your shares without attending the meeting, please see Question 13 or the instructions on your Notice.
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If you are a “beneficial owner” on the Record Date, you have the right to instruct your bank, brokerage firm, or other nominee on how to vote the shares in your account. In order for your shares to be voted in the way you would like, you must provide voting instructions to your bank, brokerage firm, or other nominee by the deadline provided in the proxy materials you receive from such organization.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, you are encouraged to submit a proxy or voting instructions before the Annual Meeting to ensure your vote is represented.
11.	What is the difference between a “stockholder of record” and a “beneficial owner”?
Whether you are a “stockholder of record” or a “beneficial owner” with respect to your shares of our common stock depends on how you hold your shares:
•
Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record and the Notice was sent to you directly. As the stockholder of record, you have the right to grant your proxy directly to Chewy or to vote during the Annual Meeting.

•
Beneficial owner: If your shares are held by your bank, brokerage firm, or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your bank, brokerage firm, or other nominee regarding how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank, brokerage firm, or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

12.	How do I vote my shares during the Annual Meeting?
If you hold shares of our common stock as the stockholder of record, you have the right to vote those shares at the Annual Meeting. If you are a beneficial owner and hold shares of our common stock in street name, you may vote the shares you beneficially own under a legal proxy from your bank, brokerage firm, or other nominee. Please contact such organization for instructions on obtaining a proxy. Please follow the instructions at https://www.virtualshareholdermeeting.com/CHWY2023 in order to vote your shares during the Annual Meeting, whether you are a stockholder of record or a beneficial owner. You will need the 16-digit control number that is printed on your Notice to attend the Annual Meeting. Please allow ample time for online check-in, which will begin at 9:45 a.m., Eastern Time, on Friday, July 14, 2023.
13.	How do I vote my shares without attending the Annual Meeting?
•
Vote by Internet by going to www.proxyvote.com at any time until 11:59 p.m., Eastern Time, on July 13, 2023. Please have your Notice or proxy card in hand when you access the website and then follow the instructions.

•	Vote by telephone at 1-800-690-6903 at any time until 11:59 p.m., Eastern Time, on July 13, 2023. Please have your Notice or proxy card in hand when you call and then follow the instructions.
•
Vote by mail if you requested and received a proxy card. Please mark, sign, and date your proxy card and return it in the postage-paid envelope we provided with it or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards returned by mail must be received no later than the close of business on July 13, 2023.

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14.	What is the effect of giving a proxy?
Our Board is soliciting proxies for use at the Annual Meeting and any adjournment or postponement thereof. Mario Marte, Susan Helfrick, and Michael Morant have been designated as proxy holders by our Board. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board, as described in Question 7. If any matter not described in this proxy is properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned or postponed, proxy holders can vote the shares on the new Annual Meeting date as well, unless their proxy instructions have been properly revoked.
15.	If I fail to provide specific voting instructions on my proxy, how will my shares be voted?
The effect of submitting a proxy or voting instruction form without providing specific voting instructions depends on how you hold your shares.
•	If you are a stockholder of record, your shares will be voted in accordance with the recommendations of our Board described in Question 7.
•
If you are a beneficial owner and you do not provide instructions to your bank, brokerage firm, or other nominee holding your shares, the organization that holds such shares on your behalf will be entitled to vote those shares on matters that are “routine” in nature. Proposal 2 (ratification of independent registered public accounting firm) is the only proposal to be acted on at the Annual Meeting that would be considered “routine.” A bank, brokerage firm, or other nominee is not entitled to vote shares it holds for a beneficial owner on any proposals that are “non-routine” and the absence of a vote on those matters will be considered “broker non-votes.” Proposal 1 (election of directors), Proposal 3 (advisory vote on named executive officer compensation), and Proposal 4 (amendment to the Amended and Restated Certificate of Incorporation to require that claims under the Securities Act be brought only in federal court) are each considered “non-routine” and may not be voted on at the Annual Meeting by a bank, brokerage firm, or other nominee that holds your shares in the absence of your instructions.

16.	May I revoke my proxy or voting instructions before my shares are voted at the Annual Meeting?
Stockholders generally have the right to revoke their proxy or voting instructions before their shares are voted at the Annual Meeting, subject to the voting deadlines described in Question 13.
•	Stockholders of record: If you are a stockholder of record, you may revoke a proxy by:
○	completing and returning a later-dated proxy card;
○	completing and delivering a new proxy by Internet or telephone;
○	delivering a signed revocation letter to our General Counsel & Secretary at our principal executive office, bearing a date later than the proxy and stating the proxy is revoked; or
○	voting your shares online at the Annual Meeting.
•	Beneficial owners: If you are a beneficial owner of shares held in street name, you must follow the instructions for changing or revoking your proxy provided by your broker, bank, or other nominee.
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17.	Are a certain number of shares required to be present at the Annual Meeting?
To conduct any business at the Annual Meeting, a quorum must be present virtually or represented by valid proxies. The holders of record of issued and outstanding shares of our common stock representing a majority of the voting power of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present virtually or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, withheld votes, and broker non-votes are counted as shares present virtually and entitled to vote for purposes of determining a quorum. See Questions 8 and 15 for explanations of broker non-votes, abstentions, and votes withheld and their effect.
18.	Why did some people receive a Notice instead of a full set of printed proxy materials?
We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of materials to each stockholder. The Notice provides instructions on how to view proxy materials online. If you received a Notice by mail, you will not receive a paper or e-mail copy of proxy materials unless you request one. To request a printed or e-mail copy of proxy materials (free of charge), you should follow the instructions included in the Notice.
Some stockholders, including stockholders who previously requested to receive paper copies of proxy materials, will receive paper copies of such materials instead of a Notice. In addition, stockholders who previously elected delivery of such materials electronically will receive a Notice by e-mail. Those stockholders should have received an e-mail containing a link to the website where the proxy materials are available, and a link to the proxy voting website.
19.	What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions in each Notice to ensure all your shares are voted.
20.	I share an address with another stockholder. What do I do if we received only one paper copy of the proxy materials and want additional copies or we received multiple copies and want only one?
Pursuant to Securities and Exchange Commission (“SEC”) rules regarding “householding,” we intend to deliver a single copy of the Notice, our annual report, and proxy materials to multiple stockholders who share the same address, unless we received contrary instructions from one or more of such stockholders. This procedure eliminates unnecessary mailings, reduces our printing and mailing costs and other fees, and also helps protect the environment. Stockholders will continue to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice, our annual report, and proxy materials to any stockholder of record at a shared address to whom we delivered a single copy of any of these materials. To receive a separate copy, such stockholder of record may contact Investor Relations via email at ir@chewy.com, by calling (844) 980-2073, or by writing to Investor Relations at Chewy, Inc., 7700 West Sunrise Boulevard, Plantation, FL 33322. Beneficial holders may contact their bank, brokerage firm, or other nominee to request information about householding.
Conversely, if stockholders of record living at the same address received multiple copies of our Notice, annual report, and proxy materials, you may request delivery of a single copy by contacting Investor Relations as set forth above. Beneficial holders may contact their bank, brokerage firm, or other nominee to request a single copy of the Notice, annual report, and proxy materials.
21.	Who bears the cost of this proxy solicitation?
All expenses associated with this solicitation will be borne by us. We will reimburse banks, brokerage firms, or other nominees for reasonable expenses that they incur in sending our proxy materials to you if such organization holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication without receiving any additional compensation.
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22.	Who will count the votes?
Broadridge Financial Solutions, Inc., or a representative or agent of Broadridge Financial Solutions, Inc., will tabulate and certify the votes as the inspector of election for the Annual Meeting.
23.	Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also report the voting results by filing a Current Report on Form 8-K with the SEC within four business days of the Annual Meeting. If the final voting results are not known when we file our report, we will amend the initial report to disclose the final voting results within four business days after those results become known.
24.	When are stockholder proposals for inclusion in our proxy materials for the 2024 annual meeting of stockholders due?
The 2024 annual meeting of stockholders (the “2024 Annual Meeting”) is expected to be held on July 11, 2024. Stockholders wishing to present a proposal for inclusion in our proxy materials for such annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must timely submit their proposals so that they are received by our General Counsel & Secretary at our principal executive office no later than February 3, 2024. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement and any such proposal must comply with the requirements of Rule 14a-8 to be considered for inclusion in our proxy materials for the 2024 Annual Meeting.
25.	When are other proposals and director nominations for the 2024 Annual Meeting due?
Assuming the 2024 Annual Meeting is held on July 11, 2024, stockholders wishing to nominate a candidate for election to our Board or propose other business at the 2024 Annual Meeting, other than pursuant to Rule 14a-8 of the Exchange Act, must submit a written notice so that it is received by our General Counsel & Secretary at our principal executive office no earlier than the close of business on March 15, 2024, nor later than the close of business on April 15, 2024. If the 2024 Annual Meeting is scheduled to be held on a date that is more than 30 days prior to or more than 70 days after July 14, 2024, the proposal must be submitted not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the 90th day prior to the 2024 Annual Meeting or the 10th day following the day on which public announcement of the Annual Meeting is first made. Notwithstanding the foregoing, if the number of directors to be elected to our Board at an annual meeting is increased, effective after the time period for which nominations would otherwise be due, and there is no public announcement naming all of the nominees for the additional directorships or specifying the size of the increased Board at least 10 days prior to the applicable deadline described above, then a stockholder’s notice shall also be considered timely (but only with respect to nominees for any new positions created by such increase) if it is received by our General Counsel & Secretary at the Company’s principal executive office in writing not later than the close of business on the 10th day following the day on which such public announcement is first made.
Any stockholder proposal or director nominations must comply with our amended and restated bylaws (the “Bylaws”), which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of our Bylaws is available in the Governance section of our website at https://investor.chewy.com.
26.	What is the address of Chewy’s principal executive office?
The mailing address of Chewy’s principal executive office is 7700 West Sunrise Boulevard, Plantation, FL 33322.
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
Our Board’s responsibility is to oversee, on behalf of our stockholders, the conduct of our Company’s business, provide advice and counsel to our Chief Executive Officer and senior management, protect our Company’s best interests, and foster the creation of long-term value for our stockholders. Our Board currently consists of twelve directors, divided into three classes with staggered three-year terms. Each class consists of one-third of the total number of directors. Until such time as the Class B common stock represents less than 50% of the combined voting power of Class A and Class B common stock, any newly-created directorship on our Board that results from an increase in the number of directors and any vacancy occurring on our Board shall be filled by (i) a majority of the directors then in office, even if less than a quorum, (ii) a sole remaining director, or (iii) the stockholders. A director elected by our Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class or until the director’s successor is duly elected and qualified, or until their earlier death, resignation, retirement, disqualification, or removal.
Our Board is composed of a diverse group of individuals, with complementary skills, backgrounds, experiences, and perspectives to serve and guide our Company. Our directors are evaluated and selected based on, among other things, their integrity and character, independent judgment, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Our Board is composed of directors that have collective backgrounds in finance and accounting, investments and venture capital, business operations, e-commerce, corporate governance and compliance, growth and transformation, technology, retail and customer service, customer engagement and marketing, risk management, compensation and human resources, healthcare, environmental and sustainability, diversity, equity and inclusion, and other relevant areas to oversee our key strategic and operational issues. Many of our directors have experience serving on boards and board committees of other public companies and have an understanding of corporate governance practices and trends and different business processes, challenges, and strategies.
The following chart reflects our directors’ current service on board and board committees of other public companies as of May 30, 2023.
Director Name	Public Company	Public Company
Fahim Ahmed	Cyxtera Technologies, Inc.(2)(3)	Appgate, Inc.
James Nelson	Global Net Lease, Inc.	Xerox Holdings Corporation(1)(3)
Martin H. Nesbitt	American Airlines, Inc.(1)	CenterPoint Energy, Inc.
Lisa Sibenac	Appgate, Inc.
Sumit Singh	Booking Holdings, Inc.
James A. Star	Equity Commonwealth(2)(3)
Raymond Svider	Altice USA, Inc.(1)(2)	GFL Environmental Inc.
(1)	Audit Committee Member
(2)	Compensation Committee Member
(3)	Nominating and Corporate Governance Committee Member
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The following charts reflect our Board’s gender and ethnic diversity and age mix as of May 30, 2023.

Gender / Ethnic Diverse Directors

42%
1
5
6
Gender/Ethnic Diverse
Undisclosed

Average Age Mix

50
1
2
2
7
≤40 years
41-50 years
51-60 years
≥61

The following table sets forth select director information as of May 30, 2023:
Name	Age	Class	Director Since	Current Term Expires	Position	Committee Membership
						AC	CC	NCGC
Marco Castelli(1)	41	I	2022	2023	Director
James Nelson(2)	73	I	2021	2023	Director	☆
Martin H. Nesbitt(3)	60	I	2020	2023	Director
Raymond Svider(4)	60	I	2019	2023	Chairperson		☆	☆
Fahim Ahmed(5)	44	II	2019	2024	Director		✓	✓
Michael Chang(6)	46	II	2019	2024	Director			✓
Kristine Dickson(7)	45	II	2021	2024	Director	✓
James A. Star(8)	62	II	2019	2024	Director	✓
Mathieu Bigand(9)	32	III	2022	2025	Director
David Leland(10)	48	III	2019	2025	Director
Lisa Sibenac(11)	42	III	2019	2025	Director
Sumit Singh(12)	43	III	2019	2025	Director and CEO
Number of fiscal year 2022 meetings						4	4	3
AC: Audit Committee	☆ Committee Chairperson
CC: Compensation Committee	✓ Committee Member
NCGC: Nominating and Corporate Governance Committee
(1)	Elected to our Board effective May 23, 2022.
(2)	Elected to our Board effective July 19, 2021, and appointed as Chairperson of our Audit Committee effective September 8, 2021.
(3)	Elected to our Board effective September 21, 2020.
(4)	Elected as Chairperson of our Board effective April 29, 2019, and appointed as Chairperson of both our Compensation and Nominating and Corporate Governance Committees effective June 13, 2019.
(5)	Elected to our Board effective April 29, 2019, and appointed as member of both our Compensation and Nominating and Corporate Governance Committees effective June 13, 2019.
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(6)	Elected to our Board effective April 29, 2019, and appointed as member of our Nominating and Corporate Governance Committee effective June 13, 2019.
(7)	Elected to our Board and as a member of our Audit Committee effective July 14, 2021.
(8)	Elected to our Board effective June 13, 2019, and appointed as a member of our Audit Committee effective May 29, 2020.
(9)	Elected to our Board effective September 14, 2022.
(10)	Elected to our Board effective September 10, 2019.
(11)	Elected to our Board effective April 29, 2019.
(12)	Elected to our Board effective April 29, 2019.
Nominees for Election to a Three-Year Term Expiring at the 2026 Annual Meeting
Marco Castelli. Mr. Castelli currently serves as Partner at BC Partners, which is an international investment firm that specializes in the investment of assets under management in private equity, private debt, and real estate. Before joining BC Partners in 2006, Mr. Castelli served as a management consultant at Bain & Company, a management consulting company, from January 2005 to August 2006. Mr. Castelli currently serves on the boards of Industria Macchine Automatiche S.p.A., a manufacturing company; Forno d’Asolo S.p.A., a manufacturing company; DentalPro, a dental care and services company; and Cigierre – Compagnia Generale Ristorazione S.p.A., a restaurant developer. Mr. Castelli holds a Master of Business Administration degree from the University of Chicago, Booth School of Business and a degree in Business Administration from Bocconi University in Italy. Mr. Castelli’s individual qualifications and background as a director include extensive finance, investments, and venture capital experience.
James Nelson. Mr. Nelson currently serves as Chief Executive Officer of Global Net Lease, Inc. (“GNL”), a publicly-traded real estate investment trust, a position he has held since July 2017, and he has served as a director of GNL since March 2017. Mr. Nelson previously served as a member of GNL’s audit committee from March 2017 until July 2017. Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting, and wealth management company, from 1986 until 2009. From 1998 to 2003, he was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition of Boeing business jets for private and corporate clients, and from 1995 to 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company. Mr. Nelson currently serves on the board of directors of Xerox Holdings Corporation, a technology product and services company, since 2021 and as Chairman since 2022. Mr. Nelson previously served on the board of directors for other publicly-traded companies including Roman DBDR Tech Acquisition Corp, a special purpose acquisition company, from 2020 to 2021; Herbalife Nutrition Ltd., a nutritional products retailer, from 2014 to 2021; Caesars Entertainment, Inc., a hotel and casino entertainment company, from 2019 to 2020; Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company, from 2001 to 2019; and New York REIT, Inc., a real estate investment trust, from 2015 to 2017. Mr. Nelson’s individual qualifications and background as a director include public company board experience and extensive accounting, compliance, environmental, finance, risk management, technology, and operational and strategic experience as chief executive officer of various companies.
Martin H. Nesbitt. Mr. Nesbitt currently serves as Co-Chief Executive Officer of The Vistria Group, LLC (“Vistria”), an investment firm focused on the education, healthcare, and financial services industries, a position he has held since 2012. From 1996 to 2012, Mr. Nesbitt was cofounder and Chief Executive Officer of TPS Parking Management, LLC (“TPS Parking”), an owner and operator of off-airport parking facilities. Prior to TPS Parking, Mr. Nesbitt served as an officer of the Pritzker Realty Group, L.P. and as Investment Manager at LaSalle Partners, each a commercial real estate firm. Mr. Nesbitt currently serves on the board of directors of American Airlines Group Inc., a network air carrier that provides air transportation for passengers and cargo; and CenterPoint Energy, Inc., an electric and natural gas utility. From 2011 to 2021, Mr. Nesbitt served as a director of Jones Lang LaSalle Incorporated, a commercial real estate services company; and from 2013 to 2018, he was a director of Norfolk Southern Corp., a transportation company. Mr. Nesbitt currently serves as a trustee of Chicago Museum of Contemporary Art and is the former chairman of the board of the Chicago Housing Authority and a former board member of the Chicago 2016 Olympic Committee. Mr. Nesbitt holds a Master of Business Administration degree from the University of Chicago and a Bachelor of Science degree and honorary
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doctorate from Albion College. Mr. Nesbitt’s individual qualifications and background as a director include public company board experience and extensive accounting, compliance, environmental, finance, risk management, and operational and strategic experience as chief executive officer and founder of various companies.
Raymond Svider. Mr. Svider currently serves as Partner and Chairman of BC Partners and as Chairman of the Executive Committee of BC Partners. Since Mr. Svider joined BC Partners in 1992, he has led investments in various sectors, including consumer and retail, technology, media and telecom, healthcare, industrials, and business services. He currently holds the role of Non-Executive Chairman of PetSmart LLC (“PetSmart”), a pet products and services retailer; Chairman of the board of Valtech SE, a technology company; Chairman of the board of Keter Group Holding Sarl, a resin-based outdoor furniture manufacturing company; and Chairman of the of the board of Madison Logic, Inc., a marketing company. He serves on the boards of Altice USA, Inc., a technology company; EAB Global, Inc., an educational technology company; GardaWorld Corporation (“GardaWorld”), a security services company; GFL Environmental Inc. (“GFL Environmental”), a waste management company; NAVEX Global, Inc., a technology company (“Navex”); and the board of the holding company of Presidio Inc. (“Presidio”), an information technology services company. Mr. Svider previously served as a director of Appgate, Inc. (“Appgate”), a technology company; Intelsat S.A.; Accudyne Industries LLC; Cyxtera Technologies, Inc.; Teneo Global; Office Depot, Inc.; Multiplan, Inc.; Unity Media Group; Neuf Cegetel; Polyconcept; Neopost; Nutreco; UTL; and Chantemur. Mr. Svider holds a Master of Business Administration degree from the University of Chicago and Master of Science degrees in engineering from Ecole Polytechnique, France and Ecole Nationale Superieure des Telecommunications, France. Mr. Svider’s individual qualifications and background as a director include business acumen and leadership experience and make him particularly well-suited for the roles of Chairperson of our Board and Chairperson of our Compensation and Nominating and Corporate Governance Committees.
Directors Continuing in Office Until the 2025 Annual Meeting
Mathieu Bigand. Mr. Bigand currently serves as Principal at BC Partners. Before joining BC Partners in 2019, Mr. Bigand served in the Investment Banking division at Goldman Sachs Group, Inc., a financial services company, from 2014 to 2019, where he focused on the technology, media, and telecommunications spaces. Mr. Bigand also currently serves on the board of Women's Care Enterprises, LLC (“Women’s Care”), a health services company, and Presidio. Mr. Bigand holds a Master in Management degree from HEC Paris and Bachelor in Mathematics degree from Paris 1 Panthéon-Sorbonne University. Mr. Bigand's individual qualifications and background as a director include extensive accounting, international, and venture capital experience, and experience with e-commerce, healthcare, and retail industries.
David Leland. Mr. Leland currently serves as Partner and Head of Capital Markets at BC Partners. Since 2019, Mr. Leland has also served as Chief Executive Officer of BC Partners Securities LLC, a registered broker dealer in the United States. Before joining BC Partners in 2018, from 2000 to 2018, Mr. Leland served at Citigroup Inc. (“Citigroup”), a financial services company, most recently as Managing Director in the Capital Markets Originations Group, with a focus on leveraged finance. Mr. Leland also currently serves on the board of GardaWorld. Mr. Leland holds a Bachelor of Business Administration degree with a concentration in finance from The George Washington University. Mr. Leland’s individual qualifications and background as a director include extensive accounting, compliance, and finance experience.
Lisa Sibenac. Ms. Sibenac currently serves as Managing Director at BC Partners in Portfolio Operations. Before joining BC Partners in 2017, Ms. Sibenac served in management positions at Amazon, Inc. (“Amazon”), an international retailer, from 2012 to 2017, and she served in technical and commercial leadership roles at Lockheed Martin Corporation, a security and aerospace company, from 2003 to 2010. Ms. Sibenac also currently serves on the board of Appgate and previously served on the board of GFL Environmental from 2018 to 2020. Ms. Sibenac holds a Bachelor of Science degree in mechanical
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engineering from the University of Notre Dame and a Master of Business Administration degree from Harvard Business School. Ms. Sibenac’s individual qualifications and background as a director include knowledge of business operations, customer engagement, and technology, and in-depth knowledge of the e-commerce and retail industries.
Sumit Singh. Mr. Singh currently serves as Chief Executive Officer of Chewy since March 2018 and as director since April 2019. He also served as Chief Operating Officer of Chewy from September 2017 to March 2018. In 2020, he was inducted into the Bloomberg 50 List of Global Leaders. Prior to joining Chewy, Mr. Singh held senior leadership positions at Amazon from 2013 to 2017. Prior to Amazon, Mr. Singh served in senior management positions at Dell Technologies, Inc., a technology company. Mr. Singh has served on the board of directors of Booking Holdings Inc., a provider of online travel and related services, since April 2022. Mr. Singh holds a Bachelor of Technology degree from Punjab Technical University and a Master degree in Engineering from the University of Texas at Austin, where he was inducted into the Academy of Distinguished Alumni for outstanding achievement in 2019, and now serves on the University of Texas Engineering Advisory Board. He also holds a Master of Business Administration degree from the University of Chicago, Booth School of Business. Mr. Singh’s individual qualifications and background as a director include in-depth knowledge of our challenges and opportunities, the e-commerce and retail sectors, and extensive operational and strategic experience, all developed through leadership experience at different companies.
Directors Continuing in Office Until the 2024 Annual Meeting
Fahim Ahmed. Mr. Ahmed currently serves as Partner at BC Partners, where he currently serves as the Chief Operating Officer and is a member of BC Partners’ Management Committee. Before joining BC Partners in 2006, Mr. Ahmed served as a consultant at Boston Consulting Group, a management consulting company, from 2004 to 2006 and from 2000 to 2002. Mr. Ahmed currently serves on the boards of Cyxtera Technologies, Inc., a technology company; Appgate; Presidio; and PetSmart. He previously served as a director of Suddenlink Communications, a telecommunications company. Mr. Ahmed holds a Bachelor of Arts degree from Harvard University and a Master of Philosophy degree in economics from Oxford University, where he was a Rhodes Scholar. Mr. Ahmed’s individual qualifications and background as a director include extensive accounting, compensation, and finance experience, and in-depth knowledge of the retail, telecommunications, and technology industries.
Michael Chang. Mr. Chang currently serves as Partner at BC Partners. Before joining BC Partners in 2009, Mr. Chang served as Principal of JLL Partners, LLC, a private equity firm, from 1999 to 2009. Mr. Chang currently serves on the boards of Zest Dental Solutions, a dental products manufacturer; Women’s Care; CeramTec GmbH, a manufacturer and supplier of technical ceramics; and PetSmart. Mr. Chang holds a Master of Business Administration degree from the Harvard Business School and a Bachelor of Arts degree in economics from The Wharton School of the University of Pennsylvania. Mr. Chang’s individual qualifications and background as a director include extensive finance experience, and in-depth knowledge of the healthcare and retail industries.
Kristine Dickson. Ms. Dickson currently serves as Chief Financial Officer of Lead Bank, a commercial bank, since September 2022. Before joining Lead Bank and from 2016 to 2022, Ms. Dickson served as Chief Financial Officer of Lehman Brothers Holdings Inc. (“LBH”), a financial services company, and from 2012 to 2022, Ms. Dickson served as Chief Administrative Officer of LBH. From 2001 to 2012, Ms. Dickson served in roles of increasing responsibility at Willis Towers Watson (“WTW”), a professional consulting and services company, including as Northeast Regional Financial Officer from 2008 to 2012, Director of Financial Planning & Analysis from 2006 to 2008, and Mergers & Acquisitions from 2001 to 2006. Prior to WTW, Ms. Dickson served in the Mergers & Acquisitions and Telecom Investment Banking groups at Citigroup. Ms. Dickson holds a Bachelor of Science in computer systems engineering from Stanford University. Ms. Dickson’s individual qualifications and background as a director include knowledge of accounting, finance, human resources, risk management, and transactional experience, and in-depth knowledge of the financial services industry.
James A. Star. Mr. Star currently serves as Executive Chairman of Longview Asset Management LLC (“Longview”), a multi-strategy investment firm that invests on behalf of individuals, trusts, and
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charitable foundations. From 2003 to 2019, he served as President and Chief Executive Officer of Longview. Mr. Star has also served as Vice President of Henry Crown and Company, a private family office affiliated with Longview, since 1994. Mr. Star currently serves as a trustee of Equity Commonwealth, a publicly-traded real estate investment trust, where he chairs the nominating and governance committee. He is a director of the Atreides Foundation Fund Ltd and V-Square Quantitative Management LLC, each an asset management firm. From 2016 to 2018, Mr. Star served as a director of Allison Transmissions Holdings Inc., a manufacturer for vehicle products, and from 2014 to 2019, he was a director of the holding company of PetSmart. He also serves, or has served, as a director or trustee of pension funds, registered mutual funds, private companies, and a private trust company. Mr. Star holds a Bachelor of Arts degree from Harvard University, a Juris Doctor degree from Yale Law School, and a Master of Management degree from Kellogg Graduate School of Management at Northwestern University. Mr. Star’s individual qualifications and background as a director include extensive accounting, compliance, corporate governance, finance, and investment experience, and in-depth knowledge of the e-commerce and retail industries.
Director Independence
We are a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a listed company for which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company.” As a result, we qualify for exemption from certain independence requirements, including the requirement that within one year of completion of our initial public offering (“IPO”) at least a majority of our Board is composed of independent directors, and our Compensation and Nominating and Corporate Governance Committees are each composed entirely of independent directors. Even though we are a controlled company, we are required to comply with the SEC and the NYSE rules relating to the membership, qualifications, and operations of our Audit Committee.
Based on information provided by each director or director nominee concerning their background, employment, and affiliations, our Board has affirmatively determined that each of Ms. Dickson, Mr. Nelson, Mr. Nesbitt, and Mr. Star satisfy the independence requirements under the corporate governance standards of the NYSE, and none of them have a relationship that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. In determining the independence of Mr. Star, our Board considered Longview’s minority, non-controlling interest in Argos Holdings L.P. (“Argos Holdings”). Our Board also affirmatively determined that each of Ms. Dickson, Mr. Nelson, Mr. Nesbitt, and Mr. Star satisfy the independence requirements of Rule 10A-3 of the Exchange Act.
Board Leadership Structure
Mr. Svider serves as Chairperson of our Board and Mr. Singh serves as Chief Executive Officer of our Company. The Chief Executive Officer is responsible for setting the Company’s strategic direction and managing the Company’s operations and performance, while the Chairperson provides guidance to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the Board. We believe that the separation of these positions supports the independence of our Board in its oversight of the Company’s business and affairs. In addition, we believe the separation of the two positions creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability, and improving the ability of our Board to monitor whether management’s actions are in the best interests of our Company and stockholders. As a result, we believe that such separation can enhance the effectiveness of our Board as a whole. We believe that the leadership structure of our Board is appropriate and enhances its ability to effectively carry out its roles and responsibilities on behalf of our stockholders.
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Board Evaluation Process
The Nominating and Corporate Governance Committee leads the Board and each committee through an annual self-evaluation to assess whether the Board and its committees are functioning effectively. As part of the self-evaluation process, each Board and committee member provides feedback on topics relevant to the performance and effectiveness of the Board and the applicable committee. The Nominating and Corporate Governance Committee is responsible for overseeing the self-evaluation process. In addition, each committee evaluates the performance of its duties under its charter, and reports to the Board on such self-evaluation. The Nominating and Corporate Governance Committee reviews the evaluations and determines whether to propose any modifications or alterations in Board or committee practices, procedures, or charters.
Board Committees
Our Board has established three standing committees - an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Our Board has adopted written charters for each committee and each charter is available on our website at https://investor.chewy.com. The composition and overview of the responsibilities of each committee are described below. Members serve on these committees as determined by our Board or until earlier resignation or death.
Audit Committee
Our Audit Committee currently consists of Mr. Nelson (Chairperson), Ms. Dickson, and Mr. Star. Our Audit Committee assists our Board with oversight of our corporate accounting and financial reporting process, our compliance with legal and regulatory requirements, and our risk assessment and risk management policies, guidelines, and processes. Our Audit Committee is responsible for, among other things:
(i)	managing the appointment, retention, compensation, oversight, and termination of our independent registered public accounting firm;
(ii)	overseeing the pre-approval process governing audit and permitted non-audit and tax services provided by our independent registered public accounting firm;
(iii)	reviewing and approving the function and scope of our internal audit department, including its purpose, authority, organization, responsibilities, budget, staffing, audit plans, and performance;
(iv)	assisting the Board with overseeing external financial reporting, including periodic reports, earnings releases, and earnings guidance;
(v)	overseeing the adequacy and effectiveness of our internal controls over financial reporting and disclosure controls and procedures;
(vi)
reviewing risks (including cybersecurity, data privacy, business continuity, and other operational risks), and the policies, guidelines, and processes used by management to assess, manage, monitor, and control such risks;

(vii)	monitoring legal and regulatory compliance, including compliance with our Code of Conduct and Ethics;
(viii)	reviewing and approving related party transactions in accordance with our related party transactions policy;
(ix)	overseeing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and
(x)	reviewing our policies and processes for tax planning and compliance.
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Our Board has determined that all current members of our Audit Committee satisfy the independence requirements of Rule 10A-3 of the Exchange Act and the corporate governance standards of the NYSE, and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. Our Board has determined that Mr. Nelson is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Exchange Act and each of Ms. Dickson, Mr. Nelson, and Mr. Star has the requisite financial sophistication, as defined under the applicable NYSE rules and regulations.
Our Audit Committee has adopted, and periodically reviews compliance with, the Company’s Guidelines for Hiring Employees or Former Employees of the Independent Auditor and the Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), each of which further ensures that the independence of the independent registered public accounting firm is not impaired.
The formal report of our Audit Committee with respect to the fiscal year ended January 29, 2023 (“fiscal year 2022”), is set forth below under the heading Audit Committee Report.
Compensation Committee
Our Compensation Committee consists of Mr. Svider (Chairperson) and Mr. Ahmed. Our Compensation Committee assists our Board with oversight of our compensation policies, plans, and programs. Our Compensation Committee is responsible for, among other things:
(i)
reviewing and approving corporate goals and objectives applicable to our Chief Executive Officer and other executive officers, evaluating performance in light of such objectives, and approving compensation;

(ii)	reviewing director compensation and benefits for service on our Board, and making recommendations for modification;
(iii)	reviewing and approving incentive compensation and equity-based plans, and overseeing the administration of those plans on behalf of executive officers; and
(iv)
monitoring the effectiveness of non-equity-based benefit plan offerings, and approving any material new employee benefit plan or change to an existing plan that creates a material financial commitment for our Company.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2022, Mr. Ahmed and Mr. Svider served as members of our Compensation Committee. None of these individuals currently are, or have been, an officer or employee of Chewy. None of our named executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its named executive officers serving on our Board or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Mr. Svider (Chairperson), Mr. Ahmed, and Mr. Chang. Our Nominating and Corporate Governance Committee is responsible for, among other things:
(i)	determining the qualifications, qualities, skills, and other expertise necessary to serve on our Board;
(ii)	identifying and evaluating candidates, and making recommendations to our Board for director nominees;
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(iii)
assessing the size and composition of our Board and committees, and making recommendations to our Board regarding the appointment of directors to serve as members of each committee and committee chairperson annually;

(iv)	overseeing periodic evaluations of our Board’s performance, including Board committees;
(v)
reviewing, assessing the adequacy of, and proposing changes to our Board regarding our certificate of incorporation, Bylaws, Code of Conduct and Ethics, Corporate Governance Guidelines, and other corporate governance policies;

(vi)	monitoring corporate governance trends and developments, and recommending changes to our Board; and
(vii)	developing a Chief Executive Officer succession plan and evaluating potential Chief Executive Officer candidates.
Considerations in Evaluating Director Nominations
Directors may be nominated by the Board or by our stockholders in accordance with our Bylaws. Our Nominating and Corporate Governance Committee is responsible for identifying and screening candidates and recommending director nominees for election to our Board. When formulating recommendations, our Nominating and Corporate Governance Committee considers proposals and suggestions from stockholders, management, and others it deems appropriate, and also takes into account the performance of incumbent directors in determining whether to recommend them to stand for reelection at the annual meeting of stockholders.
In evaluating director candidates, our Nominating and Corporate Governance Committee considers the current size, composition, organization, and governance of our Board and the needs of our Board and committees. Our Nominating and Corporate Governance Committee seeks individuals with the judgment, diversity, skills, experience, and background important to our strategic direction and operational focus. While our Board does not have specific director criteria requirements, our Nominating and Corporate Governance Committee considers, among other things:
(i)	the independence, judgment, strength of character, reputation in the business community, ethics, and integrity of the individual;
(ii)	the business and other relevant experience, skill, and knowledge the individual may have that will enable them to provide effective oversight of our business;
(iii)	the fit of the individual’s skill set and personality with those of the other directors so as to build a Board that works together effectively and constructively; and
(iv)	the individual’s ability to devote sufficient time to carry out their responsibilities as a director.
Our Board does not have a formal policy on diversity, but in evaluating director candidates our Nominating and Corporate Governance Committee and Board consider gender, nationality, ethnicity, and age, among other factors deemed appropriate, including functional areas of business and financial expertise and educational and professional background.
Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders based upon the guidelines set forth in the Nominating and Corporate Governance Committee’s charter and subject to compliance with procedures set forth in our Bylaws. Please see Question 25 above under the heading General Information About Our Annual Meeting for more information. Committee oversight of director nominations does not apply in cases where the right to nominate a director legally belongs to a third party. In addition, so long as the outstanding shares of
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our Class B common stock represent 50% or more of the combined voting power of our outstanding Class A common stock and Class B common stock, holders of shares of Class B common stock are not subject to the notice procedures set forth in our Bylaws with respect to any annual or special meeting of stockholders.
Role of our Board in Risk Oversight
Management is responsible for the day-to-day oversight and management of financial, governance, people, quality, safety, technology, operational, and strategic risks, while our Board, as a whole and through its committees, is responsible for the oversight of our risk management framework, which aligns with our disclosure controls and procedures. We have a disclosure committee comprised of senior management that prepares and reviews risks, and considers whether there are any compliance or disclosure issues. Consistent with this approach, management regularly reviews risks with our Board and Audit Committee at their regular meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents steps taken by management to control, eliminate, or mitigate such risks. While our Board is ultimately responsible for the risk oversight of our Company, our Audit Committee has primary responsibility for the management and mitigation of risks facing our Company, including the oversight of the measures initiated by management to monitor and control such risks. Our process identifies new or emerging risks that could impact the organization and we assess the likelihood and impact of the identified risks, while considering strategic business objectives to understand and assess the risks. Our Audit Committee also monitors compliance with legal and regulatory requirements and reviews and approves or disapproves any related party transactions. Our Compensation Committee has responsibility to review the risks arising from our compensation policies and practices applicable to all employees, including executive officers, and evaluate policies and practices that could mitigate any such risk. Our Nominating and Corporate Governance Committee has responsibility to review risks relating to our corporate governance practices. These committees provide regular reports on our risk management practices to our Board. Our Board believes Chewy’s current Board, committee, and management structure supports its risk oversight function.
Attendance at Board, Committee, and Stockholder Meetings
During our fiscal year 2022, our Board had four meetings, our Audit Committee had four meetings, our Compensation Committee had four meetings, and our Nominating and Corporate Governance Committee had three meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which they served as a director and (ii) the total number of meetings held by all committees of our Board on which such director served (held during the period of such director’s committee service). Our non-employee directors, as well as our independent directors, meet in regularly scheduled sessions, typically following a scheduled Board meeting. Our Board has not formally selected a director to preside at executive sessions of non-employee directors or executive sessions of independent directors. Instead, the participating directors designate a presiding director for the session.
Although we do not have a formal policy regarding attendance by Board members at annual meetings of stockholders, we encourage our directors to attend such meetings. Eight of our current directors who served at the time of our 2022 annual meeting of stockholders (the “2022 Annual Meeting”) attended that meeting.
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Director Compensation
In July 2022, following a review conducted by management, we increased the amount of annual compensation for Board and committee service for our independent directors pursuant to our Director Compensation and Educational Expense Reimbursement Policy as follows:
•	$250,000 for service as a Board member payable 25% in cash and 75% in time-based restricted stock units (“Director RSUs”);
•	$20,000 for service as a committee chairperson, payable in cash; and
•	$10,000 for service as a committee member, payable in cash.
Each independent director who serves as the chairperson of a committee receives an annual service fee as a committee member and as the chairperson. Fees paid in cash are generally paid in arrears. Director RSUs are granted to each independent director after our Company’s annual stockholder meeting and vest the earlier of (i) the date of our next annual stockholder meeting or (ii) one year from the date of grant, each subject to the independent director’s continued service as a director on our Board through the vesting date. Directors that join our Board on a date other than our annual stockholder meeting receive a pro-rated amount of the annual cash compensation and Director RSUs.
The Board occasionally establishes committees of limited duration for special purposes. When a special committee is established, the Board will determine whether to provide non-employee directors with additional compensation for service on such committee based on the expected duties of the committee, the anticipated number and length of any committee meetings, and other factors the Board may deem relevant.
We reimburse our directors for reasonable travel expenses relating to Board meetings and up to $7,000 for director educational expenses for each twelve-month period between annual stockholder meetings. We also extend our employee discount to our directors, allowing them to receive a twenty percent (20%) discount on most Chewy orders. Our Director Compensation and Educational Expense Reimbursement Policy was designed to attract and retain high quality independent directors and is periodically reviewed by our Compensation Committee and Nominating and Corporate Governance Committee.
Our independent directors are subject to stock ownership requirements as set forth below under the heading Stock Ownership Guidelines.
2022 Director Compensation
The following table provides information regarding compensation of our independent directors for their service as a director for fiscal year 2022. Non-independent directors received no compensation for their service as a director. Mr. Singh serves as a director and as Chief Executive Officer of the Company. His compensation is shown in the table entitled “Summary Compensation Table” and the related tables under the section entitled “Compensation Tables”.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Kristine Dickson(3)	60,625	232,451	293,076
James Nelson(4)	78,038	232,451	310,489
Martin H. Nesbitt(5)	53,125	232,451	285,576
James A. Star(6)	60,625	232,451	293,076
(1)
The amounts reflected in this column represent the grant date fair value of the awards made in fiscal year 2022, as computed in accordance with Topic 718, Compensation—Stock Compensation, of the Accounting Standards Codification of the Financial Accounting Standards Board (“ASC 718”). For a discussion of the assumptions used in the calculation of the grant date fair value, refer to Part II, Item 8 “Financial Statements and Supplementary Data–Note 11 – Share-Based Compensation” of our Annual Report on Form 10-K for fiscal year 2022.

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(2)
Amounts shown do not reflect compensation actually received by the director, and there can be no assurance that these amounts will ever be realized by the director. Each independent director received a grant of Director RSUs in an amount equal to 75% of their annual retainer divided by the 20-day average closing price of the Company’s Class A common stock for the 20 trading days immediately preceding the grant date, rounded to the nearest whole share.

(3)
Ms. Dickson was granted 5,145 Director RSUs in fiscal year 2022, settlement of which will be deferred until the first to occur of (i) her termination of service, (ii) her death or disability, or (iii) a Change in Control, as defined in our 2022 Omnibus Incentive Plan (the “2022 Plan”). The Director RSUs vest on the date of the Annual Meeting, subject to her continued service with the Company.

(4)	Mr. Nelson was granted 5,145 Director RSUs in fiscal year 2022. The Director RSUs vest on the date of the Annual Meeting, subject to his continued service with the Company.
(5)
Mr. Nesbitt was granted 5,145 Director RSUs in fiscal year 2022, settlement of which will be deferred until the first to occur of (i) his termination of service, (ii) his death or disability, or (iii) a Change in Control.

(6)	Mr. Star was granted 5,145 Director RSUs in fiscal year 2022. The Director RSUs vest on the date of the Annual Meeting, subject to his continued service with the Company.
Deferral of Director RSUs
Independent directors may generally elect to defer receipt of their Director RSUs by making such election prior to the end of the calendar year preceding the year in which such Director RSUs are granted. Directors who make a deferral election will have no rights as a stockholder of the Company with respect to Director RSUs until such Director RSUs are settled. Settlement of any deferred Director RSUs in shares of fully vested Company common stock will occur at the time specified in the director’s deferral election, but no later than as soon as practicable following the first to occur of the director’s termination of Board service, the director’s death or disability, or a Change in Control.
Indemnification
We have entered into indemnification agreements with each of our directors and anticipate that we will enter into similar agreements with any future directors. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director. The indemnification agreements provide that we will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (i.e., derivative suits) where the individual’s involvement is by reason of the fact that the director is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses reasonably incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless they are adjudged not to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of our Company and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.
Communications with our Board
Stockholders and other interested parties may communicate with our Board or any of our directors individually (including the Chairperson of the Board), or our non-management or independent directors as a group, by sending written communications addressed to Chewy’s General Counsel & Secretary at Chewy, Inc., 7700 West Sunrise Boulevard, Plantation, FL 33322. Each communication will be reviewed by our General Counsel & Secretary to determine whether it is appropriate for presentation to our Board or the applicable director(s). The purpose of this screening is to allow our Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries). See Questions 24 and 25 above under the heading General Information About Our Annual Meeting for more information.
Corporate Governance Guidelines and Code of Conduct and Ethics
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. We also have a Code of Conduct and Ethics that applies to our directors, officers, and employees, including our Chief Executive Officer, Chief Financial Officer, and
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Principal Accounting Officer. Our Corporate Governance Guidelines and our Code of Conduct and Ethics are each posted on our website at https://investor.chewy.com. We will post amendments to our Code of Conduct and Ethics or any waivers thereto for directors and named executive officers on the same website or in filings under the Exchange Act.
Environmental, Social, and Governance
Our mission is to be the most trusted and convenient destination for pet parents and partners everywhere. We are committed to prioritizing environmental, social, and governance (“ESG”) considerations internally and externally. We strive to be a responsible corporate citizen that continues building on an enterprise-wide strategy to develop a more resilient business, strengthen corporate reputation, reduce risk, and drive long-term value creation. We believe that ESG and climate practices are commonly linked to better business results, and we are implementing an oversight process for climate-related initiatives and risk management.
Environmental
We pursue opportunities to reduce our environmental impact and promote sustainability throughout our operations. We have implemented a number of initiatives intended to reduce our greenhouse gas emissions, including optimizing our logistics and transportation networks, reducing waste, and decreasing the amount of packaging for our products. We are also exploring methods to promote sustainability in our supply chain through the responsible sourcing of our products and materials.
Additionally, we are working to collect and analyze detailed operational data and advanced emissions factors to calculate our greenhouse gas emissions and are also working toward an assessment of business relevant climate-related risks and opportunities that we intend to leverage to inform our ESG strategy in the future. Some of our recent efforts include reducing the negative effects of our packaging processes, supply chain, and transportation network, and we are exploring other options to improve the sustainability of our operations.
Social
Our employees are critical to us fulfilling our mission of being the most trusted and convenient destination for pet parents and partners everywhere. We accomplish this, in part, by recruiting, hiring, training, and motivating employees who share our core values of delivering superior customer service and caring about the needs of pets and their parents. To continue our mission, and to compete and succeed in our highly competitive and rapidly evolving market, it is crucial that we continue to attract, develop, engage, and retain well-qualified employees. We strive to offer competitive compensation and benefits, focus on employee safety, share opportunities for positive societal impact through participation in philanthropic endeavors, and foster a workplace that is reflective of our society and where everyone feels empowered to do their best work.
We provide our employees with support resources and programs that advance employee engagement, communication, and feedback, such as an annual engagement survey and quarterly pulse surveys, which we use to assess and improve our practices and policies. We also invest in the education, training, and development of employees by providing learning opportunities through various courses and programs and our internal custom learning platform, Chewy University.
We appreciate the importance of a diverse workforce and believe in fostering safe and inclusive working environments in which our employees can be their authentic and best selves. Our diversity, equity, and inclusion (“DEI”) mission is to hire, retain, and promote exceptional talent that values and is inclusive of all backgrounds and perspectives. We are focused on this mission and on building an inclusive culture through a variety of DEI initiatives and programs, including assessments of current processes and policies. During fiscal year 2022, we developed a multi-year strategy that includes career development, mentoring opportunities, programming events with external speakers, and book clubs. We also continued internal training, expanded our DEI course offerings, and provided four team member resource groups in support of our DEI mission. Additionally, we continued providing learning
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opportunities for our employees and continued increasing our internal and external commitment and attention to DEI, such as highlighting team members demonstrating inclusive behaviors across the Company and expanding cultural celebrations and other educational content. We believe in leading by example and have taken steps to promote diversity on our Board and in senior leadership roles. For example, five of our directors and all four of our named executive officers represent gender or ethnic diversity.
We also have a passion for pets and are dedicated to improving the lives of pets and pet parents everywhere. Chewy Gives Back is one way we support animal welfare organizations through volunteering, direct donation, and our Wish List tool that empowers any qualified non-profit shelter or rescue in the contiguous United States to curate a list of items they need and allows Chewy customers to order those products and have them delivered to the shelter or rescue. During fiscal year 2022, we donated approximately $50 million in products and supplies to animal shelters and rescues.
We keep ethics, integrity, and compliance at the forefront of our business operations and we expect our vendors, suppliers, and contractors to do the same. Our Ethics and Integrity Principles (the “Principles”) outline the behaviors and best practices our vendors, suppliers, and contractors must follow when conducting business on behalf of and with Chewy. The Principles include requirements related to business integrity, anti-bribery and anti-corruption, fair dealing, trade, labor and human rights, harassment and discrimination, and the environment and communities.
Governance
We strive to maintain standards of corporate governance and ethics. We believe in transparency and accountability and focus on promoting ethical behavior throughout our organization. Our management and Board is comprised of experienced professionals with diverse backgrounds, and we have established policies and procedures to help ensure compliance with applicable laws and regulations. More information regarding our governance is described under the heading Corporate Governance Guidelines and Code of Conduct and Ethics.
We pursue opportunities to apply systematic rigor to our governance by establishing ESG processes and identifying responsibilities throughout the organization. Additionally, we are identifying applicable frameworks to manage ESG risks and controls and defining reporting methods consistent with applicable laws and regulations. Our Board routinely reviews ESG-related developments, risks, and trends, including our progress with our ESG initiatives. We also have an internal ESG Committee comprised of senior leaders across each major organization that periodically meets and reviews ESG data, trends, and updates related to our ESG projects and initiatives. The ESG Committee provides updates to the Audit Committee. Additionally, we conduct monthly in-depth working groups with certain teams that have the largest impact on emissions across Chewy.
Certain Relationships and Related Party Transactions
Related Party Transactions Policy
We have a written related party transactions policy (the “Related Party Policy”), which is administered by our Audit Committee and includes procedures for the review, approval, ratification, modification, or termination of related party transactions. Pursuant to the Related Party Policy, a related party transaction includes transactions in which Chewy is a participant, the aggregate amount involved will or may be expected to exceed $120,000, and a “related party” has or will have a direct or an indirect material interest. Related parties of Chewy include directors (including nominees for election as director), executive officers, stockholders that are known to beneficially own more than 5% of Chewy’s voting securities, any immediate family members of the foregoing, and any entity with which such related party is employed, is a general partner, principal, or in a similar position, or in which such person has a 10% or greater beneficial interest.
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Except for transactions that have been pre-approved in accordance with the Related Party Policy, once a related party transaction has been identified, our Audit Committee will review the relevant facts and circumstances and approve or disapprove entry into the transaction. In determining whether to approve or ratify a related party transaction, our Audit Committee takes the following considerations into account, among other factors it deems appropriate:
(i)	whether the transaction was undertaken in the ordinary course of our business;
(ii)	whether the transaction was initiated by us or the related party;
(iii)	the availability of other sources of comparable products or services;
(iv)	whether the transaction is proposed to be, or was, entered on terms no less favorable to us than terms that could have been reached with an unrelated third party;
(v)	the purpose of, and the potential benefits of, the transaction;
(vi)	the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related party;
(vii)	the related party’s interest in the transaction; and
(viii)	any other information regarding the transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.
Our Audit Committee may approve the transaction only if it determines in good faith that, under all the circumstances, the transaction is in, or not inconsistent with, the best interests of our Company and stockholders.
If we become aware of a related party transaction that has not been approved under the Related Party Policy, such transaction is reviewed in accordance with the procedures set out in the Related Party Policy. If our Audit Committee determines it to be appropriate, the transaction is ratified. Where our Audit Committee determines not to ratify a related party transaction that has been commenced without approval, our Audit Committee may direct additional actions including, but not limited to, immediate discontinuation or rescission of the transaction or modification of the transaction to make it acceptable for ratification.
Certain Related Party Transactions
Described below are transactions with related parties in which the amounts involved exceeded $120,000 since the beginning of our last fiscal year or may be expected to exceed such amount in the foreseeable future. Other than as described in this section and in the Compensation Discussion and Analysis section below, there were no transactions with related parties in fiscal year 2022, and no transactions are currently proposed, that would require disclosure under Item 404 of Regulation S-K.
BC Partners and its Affiliates
Transactions with BC Partners and/or its affiliates:
•
In connection with our IPO, Chewy entered into a master transaction agreement (the “MTA”) with PetSmart. The MTA was amended in February 2021 in connection with PetSmart’s distribution of all of its Chewy stock to reflect our ongoing contractual relationship with PetSmart. The MTA governs the provision of certain administrative and support services provided by PetSmart to Chewy and fees payable by Chewy to PetSmart for guaranteeing certain of Chewy’s lease related obligations. From the beginning of fiscal year 2022 through the Record Date, Chewy paid PetSmart $36,756.

•
Certain of our pharmacy operations are conducted through Chewy Pharmacy KY, LLC (“Chewy KY”), a wholly-owned subsidiary of PetSmart. We have entered into a services agreement with Chewy KY that provides for the payment of a management fee to us for providing services to Chewy KY. Pursuant to the terms of this agreement, Chewy received $8,561,081 from Chewy KY from the beginning of fiscal year 2022 through the Record Date.

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•
In connection with our IPO, we entered into a tax matters agreement (the “TMA”) with PetSmart and Argos Intermediate Holdco I Inc. that governs the parties’ respective rights, responsibilities, and obligations regarding tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes. From the beginning of fiscal year 2022 through the Record Date, we received $1,208,662 from PetSmart and paid PetSmart $7,854,230 pursuant to the TMA. As of the Record Date, we had approximately $3,845,378 of outstanding payables to PetSmart and Argos Intermediate Holdco I Inc. pursuant to the TMA.

•
From time to time, we provide services related to veterinary software to PetSmart Veterinary Services, LLC (“PVS”), a PetSmart subsidiary. From the beginning of fiscal year 2022 through the Record Date, we received approximately $10,000 from PVS.

•
From time to time, we purchase compliance-related and educational training materials and services from Navex, a portfolio company of BC Partners. From the beginning of fiscal year 2022 through the Record Date, we paid Navex $171,400.

•
From time to time, we purchase security solutions and other services from GardaWorld, a portfolio company of BC Partners. From the beginning of fiscal year 2022 through the Record Date, we paid GardaWorld $6,414,403.

•
From time to time, we purchase cybersecurity solutions and other services from Appgate, a portfolio company of BC Partners. From the beginning of fiscal year 2022 through the Record Date, we paid Appgate $552,129.

The following agreements involving BC Partners and/or an affiliate of BC Partners:
•	Investor Rights Agreement, dated June 13, 2019, by and among Chewy and certain holders identified therein; and
•	Stockholders Agreement, dated as of April 17, 2019, by and among Chewy and the other parties named therein.
Employment
Aseemita Malhotra, our President of Healthcare, is the spouse of our Chief Executive Officer. During fiscal year 2022, Ms. Malhotra led our Healthcare vertical and received total cash compensation of $492,550, which includes a payment under our short-term incentive (“STI”) plan(1) based on Company performance compared to pre-established performance metrics. Ms. Malhotra’s cash compensation, which is a combination of base salary and short-term incentive compensation, was determined based on market data and comparable positions. In April 2022, Ms. Malhotra was granted 12,424 restricted stock units (“RSUs”), subject to time-based vesting, and 2,827 performance-based restricted stock units (“PRSUs”), subject to vesting based on the achievement of certain Company performance conditions. Of the RSUs granted in April 2022, 3,863 RSUs vested on February 1, 2023 and the remaining 8,561 RSUs are scheduled to vest in accordance with a specified vesting schedule, subject to Ms. Malhotra’s continued employment through the applicable vesting date. In March 2023, the Company’s Compensation Committee certified the achievement of the performance condition for the April 2022 PRSUs, which resulted in 2,121 PRSUs that vest on February 1, 2025, subject to her continued employment through the vesting date. In April 2023, Ms. Malhotra was granted 30,540 RSUs, subject to time-based vesting, and 3,480 PRSUs, subject to vesting based on the achievement of certain Company performance conditions. The RSUs granted in April 2023 are scheduled to vest in accordance with a specified vesting schedule, subject to Ms. Malhotra’s continued employment through the applicable vesting date. The PRSUs granted in April 2023 vest on February 1, 2026, subject to the satisfaction of certain Company performance conditions and her continued employment through the vesting date. She will be eligible to receive between zero percent (0%) and two hundred percent (200%) of the target PRSUs, depending on the extent to which certain Company performance-based vesting conditions are met during fiscal year 2023. The grant date fair value of the awards computed in accordance with ASC 718 was $664,791 and $1,197,844 for the awards granted in April 2022 and April 2023, respectively. Ms. Malhotra also had use of the security services, automobiles, and home services described for Mr. Singh in the 2022 Summary Compensation Table.
(1)
For a description of our STI plan refer to Annual Short-Term Incentive under the heading Elements of NEO Compensation below. The STI plan payment for fiscal year 2022 was determined and paid in fiscal year 2023.

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PROPOSAL 1: Election of Directors
There are four directors in class I with terms of office expiring at our Annual Meeting. Our Nominating and Corporate Governance Committee has recommended, and our Board has approved, Marco Castelli, James Nelson, Martin H. Nesbitt, and Raymond Svider as nominees for election as directors at the Annual Meeting. Each of the nominees possesses the qualifications, qualities, skills, and other expertise necessary to serve on our Board. If elected at the Annual Meeting, each of these nominees would serve until the 2026 annual meeting of stockholders or until their successor has been duly elected and qualified, or, if sooner, until their earlier death, resignation, retirement, disqualification, or removal. Mr. Castelli, Mr. Nelson, Mr. Nesbitt and Mr. Svider are currently directors of Chewy, and each of them was appointed by our Board. Additional information regarding these nominees is set forth above under the heading Board of Directors. Each person nominated for election has agreed to serve if elected, and Chewy’s management has no reason to believe that any nominee will be unable to serve.
Each director is elected by a plurality of the votes of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the four nominees who receive the largest number of votes cast “For” such nominees are elected as directors. You may vote “For” or “Withhold” authority to vote for each of the nominees of the Board. Any shares voted “Withhold” and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board.
FOR ✔	OUR BOARD, UPON RECOMMENDATION OF OUR NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED ABOVE.
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SECURITY OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of our Class A common stock and Class B common stock as of May 17, 2023 by (i) each director, director nominee, and named executive officer, (ii) all current executive officers and directors of Chewy as a group, and (iii) all those known by Chewy to beneficially own more than 5% of our Class A common stock or Class B common stock.
This table is based upon information supplied by our executive officers, directors, director nominees, and principal stockholders, and Schedules 13D, 13F, and 13G filed with the SEC. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security.
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 116,239,189 shares of Class A common stock and 311,188,356 shares of Class B common stock outstanding on May 17, 2023. We have deemed shares of our common stock issuable pursuant to RSUs, which are subject to vesting and settlement conditions expected to occur within 60 days of May 17, 2023, to be outstanding and beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. Such RSUs are not deemed outstanding for the purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all of our current named executive officers and directors as a group.
Unless otherwise indicated, the address for each beneficial owner listed below is c/o Chewy, Inc., 7700 West Sunrise Boulevard, Plantation, FL 33322.
	Voting Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
Current Named Executive Officers and Directors
Sumit Singh(2)	1,240,859	*	—	—	*
Mario Marte(3)	369,264	*	—	—	*
Satish Mehta(4)	546,915	*	—	—	*
Susan Helfrick(5)	89,620	*	—	—	*
Raymond Svider(6)	60,000	*	—	—	*
Fahim Ahmed(7)	10,000	*	—	—	*
Mathieu Bigand	—	—	—	—	—
Marco Castelli	—	—	—	—	—
Michael Chang(8)	10,000	*	—	—	*
Kristine Dickson(9)	6,769	*	—	—	*
David Leland	—	—	—	—	—
James Nelson(10)	6,752	*	—	—	*
Martin H. Nesbitt(11)	8,586	*	—	—	*
Lisa Sibenac(12)	1,000	*	—	—	*
James A. Star(13)	117,718	*	—	—	*
All directors and executive officers as a group(14)	2,467,483	2.1	—	—	*
More Than 5% Security Holders
BC Partners Holdings Limited/Argos Holdings GP LLC(15)	—	—	311,188,356	100.0	96.4
Morgan Stanley and Morgan Stanley Investment Management Inc.(16)	19,796,350	17.0	—	—	*
Baillie Gifford & Co(17)	17,080,994	14.7	—	—	*
The Vanguard Group(18)	7,619,549	6.6	—	—	*
*	Represents less than one percent (1%).
(1)
Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Each holder of Class B common stock is entitled to ten (10) votes per share of Class B common stock, and each holder of Class A common stock is entitled to one (1) vote per share of Class A common

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stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis upon written notice to the transfer agent.
(2)
Consists of (i) 759,876 shares of Class A common stock held by Mr. Singh, (ii) 373,417 shares of Class A common stock issuable to Mr. Singh upon the vesting of RSUs within 60 days of May 17, 2023, (iii) 71,718 shares of Class A common stock held by Mr. Singh’s spouse and (iv) 35,848 shares of Class A common stock issuable to Mr. Singh’s spouse upon the vesting of RSUs within 60 days of May 17, 2023. This does not include (i) 43,255 shares of Class A common stock issuable to Mr. Singh’s spouse upon the vesting of RSUs, which are not expected to vest within 60 days of May 17, 2023, (ii) 6,960 shares of Class A common stock (which represents the maximum number of shares that may be issued upon the vesting of PRSUs if maximum performance goals are achieved) issuable to Mr. Singh’s spouse upon the vesting of PRSUs, which are not expected to vest within 60 days of May 17, 2023, (iii) 2,121 shares of Class A common stock underlying PRSUs that were granted on April 7, 2022 to Mr. Singh’s spouse, which are not expected to vest within 60 days of May 17, 2023, or (iv) 679 shares of Class A common stock underlying PRSUs that were granted on April 5, 2021 to Mr. Singh’s spouse, which are not expected to vest within 60 days of May 17, 2023.

(3)
Consists of (i) 190,024 shares of Class A common stock held by Mr. Marte and (ii) 179,240 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of May 17, 2023. This does not include 179,240 shares of Class A common stock issuable to Mr. Marte upon the vesting of RSUs, which are not expected to vest within 60 days of May 17, 2023.

(4)
Consists of (i) 412,485 shares of Class A common stock held by Mr. Mehta and (ii) 134,430 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of May 17, 2023. This does not include (i) 223,206 shares of Class A common stock issuable to Mr. Mehta upon the vesting of RSUs, which are not expected to vest within 60 days of May 17, 2023, or (ii) 108,218 shares of Class A common stock (which represents the maximum number of shares that may be issued upon the vesting of PRSUs if maximum performance goals are achieved) issuable to Mr. Mehta upon the vesting of PRSUs, which are not expected to vest within 60 days of May 17, 2023.

(5)	Consists of (i) 0 shares of Class A common stock held by Ms. Helfrick and (ii) 89,620 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of May 17, 2023.
(6)	Consists of 60,000 shares of Class A common stock held by Mr. Svider.
(7)	Consists of 10,000 shares of Class A common stock held by Mr. Ahmed.
(8)	Consists of 10,000 shares of Class A common stock held by Mr. Chang.
(9)
Consists of (i) 5,145 shares of Class A common stock issuable upon the vesting of RSUs, which will vest on the date of the Annual Meeting, subject to Ms. Dickson’s continued service as a director on the Board through the vesting date, and (ii) 1,624 shares of Class A common stock underlying RSUs that vested on July 14, 2022 and will be settled upon the earlier of (x) the date of Ms. Dickson leaving the Board or (y) a change in control of the Company.

(10)
Consists of (i) 1,607 shares of Class A common stock held by Mr. Nelson, and (ii) 5,145 shares of Class A common stock held by Mr. Nelson, which will vest on the date of the Annual Meeting, subject to Mr. Nelson’s continued service as a director on the Board through the vesting date.

(11)
Consists of (i) 5,145 shares of Class A common stock issuable upon the vesting of RSUs, which will vest on the date of the Annual Meeting, subject to Mr. Nesbitt’s continued service as a director on the Board through the vesting date, and (ii) 3,441 shares of Class A common stock underlying RSUs that vested on July 14, 2021 and will be settled upon the earlier of (x) the date of Mr. Nesbitt leaving the Board or (y) a change in control of the Company.

(12)	Consists of 1,000 shares of Class A common stock held by Ms. Sibenac.
(13)
Consists of (i) 109,050 shares of Class A common stock held by Mr. Star, (ii) 5,145 shares of Class A common stock issuable upon the vesting of RSUs, which will vest on the date of the Annual Meeting, subject to Mr. Star’s continued service as a director on the Board through the vesting date, and (iii) 804 and 2,719 shares of Class A common stock underlying RSUs that vested on July 14, 2020 and July 14, 2021, respectively, and will be settled upon the earlier of (x) the date of Mr. Star leaving the Board or (y) a change in control of the Company.

(14)
Consists of (i) 1,625,760 shares of Class A common stock held by our executive officers and directors, (ii) 833,135 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of May 17, 2023, and (iii) 8,588 shares of Class A common stock underlying RSUs that have vested for which settlement has been deferred.

(15)
The number of shares listed as beneficially owned consists of (i) 106,903,343 shares of Class B common stock held by Argos Intermediate Holdco I Inc. (“Argos I”), (ii) 165,000,000 shares of Class B common stock held by Buddy Holdings II LLC (“Buddy II”), and (iii) 39,285,013 shares of Class B common stock held by Buddy Holdings III LLC (“Buddy III”). Each of Argos I, Buddy II, and Buddy III are direct or indirect wholly-owned subsidiaries of Argos Holdings. The general partner of Argos Holdings is Argos Holdings GP LLC (“Argos GP”). Argos GP is controlled by affiliates of BC Partners. The business address of each of Argos I, Argos Holdings, Argos GP, and BC Partners is 650 Madison Avenue, New York, NY 10022. The business address of each of Buddy II and Buddy III is 19601 N. 27th Avenue, Phoenix, AZ 85027.

(16)
Based solely on a Schedule 13G/A filed on February 8, 2023. Morgan Stanley exercises shared voting power with respect to 16,845,211 shares of Class A common stock and shared dispositive power with respect to 19,796,350 shares of Class A common stock. Morgan Stanley Investment Management Inc. exercises shared voting power with respect to 16,712,322 shares of Class A common stock and shared dispositive power with respect to 19,650,871 shares of Class A common stock. The business address of Morgan Stanley is 1585 Broadway, New York, NY 10036. The business address of Morgan Stanley Investment Management Inc. is 522 5th Avenue 6th Floor New York, NY 10036.

(17)
Based solely on a Schedule 13G/A filed on January 18, 2023. Baillie Gifford & Co. exercises sole voting power with respect to 15,115,833 shares of Class A Common Stock and sole dispositive power with respect to 17,080,994 shares of Class A Common stock. The business address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.

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(18)
Based solely on a Schedule 13G/A filed on February 9, 2023. The Vanguard Group exercises shared voting power with respect to 38,639 shares of Class A Common Stock, sole dispositive power with respect to 7,525,285 shares of Class A Common Stock and shared dispositive power with respect to 94,264 shares of Class A common stock. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Pledge of Common Stock by Affiliates of BC Partners
Certain affiliates of BC Partners have granted a security interest in certain shares of our Class B common stock beneficially owned by them to secure certain indebtedness, including indebtedness of PetSmart, which includes customary default provisions. In the event of a default under any such credit facility or the applicable indenture, the secured parties may foreclose upon any and all shares of Class B common stock pledged to them and may seek recourse against the obligors under the relevant credit facilities and indentures. Any such action could result in a change of control of Chewy. In addition, an affiliate of BC Partners has granted a security interest in certain shares of Class A common stock to secure its obligations under a forward purchase contract. In the event of a default under such contract or the related collateral agreement, the secured party may foreclose upon any and all shares of Class A common stock pledged to it.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors, named executive officers, and stockholders that own more than 10% of our common stock report to the SEC and us certain changes in ownership and ownership information within specified periods. Based solely on a review of the reports furnished to us or filed with the SEC and upon information furnished by these parties, we believe that during fiscal year 2022 all of our directors and officers timely filed all reports they were required to file under Section 16(a) of the Exchange Act.
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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accountant Fees and Services
Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal year 2022. The following table sets forth all fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended January 29, 2023 and January 30, 2022:
	January 29, 2023	January 30, 2022
Audit Fees(1)	$2,289,000	$1,964,000
Audit-Related Fees(2)	15,000	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,304,000	$1,964,000
(1)
Audit fees consist of fees for services rendered and expenses billed in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and consultations on accounting matters directly related to the audit.

(2)
Audit-related fees include fees for assurance and related services that are traditionally performed by the independent registered accounting firm. More specifically, this includes in fiscal year 2022 services rendered in connection with the submission of a Registration Statement on Form S-8.

Pre-Approval Policies and Procedures
Our Audit Committee charter requires our Audit Committee to (i) pre-approve all audit and permitted non-audit and tax services that may be provided by our independent registered public accounting firm and (ii) establish, and periodically review, policies and procedures for its pre-approval of permitted services in compliance with applicable SEC rules. Our Audit Committee has adopted the Pre-Approval Policy setting forth the requirements pursuant to which all audit and permitted non-audit and tax services to be performed by our independent registered public accounting firm may be pre-approved. The Pre-Approval Policy is intended to clarify the scope of engagements to be pre-approved by the Audit Committee, and sets forth the procedures and conditions pursuant to which such services may be pre-approved. Prior to adoption of the Pre-Approval Policy, work performed by our independent registered public accounting firm was pre-approved by our Audit Committee on an engagement-by-engagement basis.
Audit Committee Report
The purpose of our Audit Committee is to assist our Board with oversight of the (i) integrity of the Company’s financial statements, (ii) effectiveness of the Company’s internal controls, (iii) Company’s compliance with legal and regulatory requirements, (iv) qualifications, independence, and performance of the Company’s independent auditor, and (v) performance of the Company’s internal audit function. Our Audit Committee’s principal responsibility is one of oversight. Our management is responsible for establishing accounting policies and procedures, determining that our financial statements are complete, accurate, and in accordance with applicable generally accepted accounting principles and other applicable reporting and disclosure standards, and establishing satisfactory internal controls over financial reporting. Our independent auditor is responsible for auditing our financial statements and the effectiveness of our internal controls over financial reporting. Our internal and outside counsel are responsible for assuring our compliance with laws and regulations and our corporate governance policies.
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In performing its oversight function, our Audit Committee has:
•	reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP;
•	discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements issued by the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•
received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on these reviews and discussions, we recommended to our Board the inclusion of the audited financial statements in the Company’s Annual Report on 10-K for the fiscal year ended January 29, 2023, as filed with the SEC on March 22, 2023.
THE AUDIT COMMITTEE

James Nelson, Chair
Kristine Dickson
James A. Star
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PROPOSAL 2: Ratification of Appointment of Independent Registered
Public Accounting Firm
Our Audit Committee has selected Deloitte & Touche LLP as our Company’s independent registered public accounting firm for the fiscal year ending January 28, 2024, subject to execution of a mutually agreeable engagement letter. Deloitte & Touche LLP has served as our auditor since 2017. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Although our Audit Committee charter and current law, rules, and regulations require our Audit Committee to engage, retain, and supervise our independent registered public accounting firm, our Board and Audit Committee value the opinions of our stockholders and consider the selection of such firm to be an important matter of stockholder concern. The selection of Deloitte & Touche LLP is accordingly submitted for ratification of stockholders as a matter of good corporate practice. If the stockholders fail to ratify this selection, our Board and Audit Committee will consider the outcome of the vote in determining whether to retain this firm for the fiscal year ending January 28, 2024. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2024 requires the affirmative vote of a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon (meaning that, of the shares represented at the meeting and entitled to vote, a majority of them must vote “for” the proposal for it to be approved). You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and, thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
FOR ✔
OUR BOARD, UPON RECOMMENDATION OF OUR AUDIT COMMITTEE,
RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE
APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE FISCAL YEAR ENDING JANUARY 28, 2024.

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NAMED EXECUTIVE OFFICER COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes the material elements of our executive compensation program for fiscal year 2022 and provides an overview of our compensation philosophy and objectives for our named executive officers (“NEOs”).
Our executive compensation program is designed to align total compensation with Company performance, while enabling us to attract, retain, and motivate individuals who can achieve sustained long-term growth and strong financial performance for our stockholders. Our executive compensation program provides our NEOs with total compensation to avoid the disruption and expense associated with unintended departures, while also motivating and rewarding leadership for our success in dynamic and competitive markets and aligning their interests with those of our stockholders. Our pay-for-performance driven compensation philosophy and practices are directly tied to increasing stockholder value. As a result, NEO compensation is heavily weighted towards providing equity awards that incentivize long-term stock price appreciation. In connection with our IPO, our NEOs were provided equity awards subject to both a service-based vesting condition (the “Service Condition”) and a performance-based vesting condition (the “Performance Condition”) (the “Performance RSUs”) to promote long-term stockholder value creation. Additionally, our STI plan focuses on annual strategic metrics to grow sales, improve profitability, and utilize cash flow effectively. Our executive compensation for fiscal year 2022 was determined in the first quarter of 2022.
Our NEOs for fiscal year 2022 were unchanged from fiscal year 2021:
Name(1)	Age	Title
Sumit Singh	43	Chief Executive Officer
Mario Marte(2)	47	Chief Financial Officer
Satish Mehta	58	Chief Technology Officer
Susan Helfrick(3)	56	General Counsel & Secretary
(1)	For biographies of our NEOs, please refer to the Information About Our Executive Officers section in our Annual Report on Form 10-K for the fiscal year ended January 29, 2023.
(2)	In December 2022, Mr. Marte announced that he intends to retire from the Company on a date to be determined in 2023.
(3)	In May 2023, Ms. Helfrick announced that she intends to retire from the Company effective as of June 20, 2023.
Oversight of Executive Compensation
Our Compensation Committee is responsible for oversight of our executive compensation policies, plans, and programs, which are regularly reviewed and discussed with management to ensure alignment with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for talent.
Role of Compensation Committee
Our Compensation Committee is primarily responsible for establishing executive compensation. It does so with the goals of motivating NEOs to achieve our business objectives and enhance long-term stockholder value by aligning the interests of our NEOs with those of our stockholders, while rewarding our NEOs for their contributions. Our Compensation Committee considers the interests of stockholders and overall Company performance in establishing standard compensation parameters. Our Compensation Committee and management team reference national surveys and publicly available executive officer data from e-commerce, retail, and technology organizations as an input for compensation decisions.
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Role of Management
Management assists our Compensation Committee in establishing NEO compensation by providing information on Company and individual performance, market data, and business needs and objectives. Our Compensation Committee also considers our Chief Executive Officer’s recommendations regarding adjustments to NEO compensation components (other than with respect to his own compensation, for which he recuses himself from all discussions and recommendations).
Say-on-Pay
In the advisory vote held at our 2022 Annual Meeting, stockholders voted overwhelmingly in favor of our 2021 executive compensation programs for our NEOs. The Compensation Committee considered the voting results with respect to our executive compensation policies and programs. The Compensation Committee will continue to review stockholder votes and feedback on our executive compensation programs to ensure alignment with stockholder interests.
Say-on-Frequency
We held an advisory vote on the frequency of future “say-on-pay” advisory votes (referred to as the “say-on-frequency” vote) at our 2020 annual meeting of stockholders, pursuant to which the majority of the advisory votes cast voted to hold our “say-on-pay” votes every year. The Board considered the outcome of this advisory vote and determined that future “say-on-pay” votes will be conducted every year. The Board will re-evaluate this determination after the next stockholder advisory “say-on-frequency” vote, which will be at the Company’s 2026 annual meeting of stockholders unless presented earlier.
Elements of NEO Compensation
Our executive compensation program is comprised of the following key components:
Component	Objective	Key Features
Base Salary	Recognizes market factors, as well as individual experience, performance, and level of responsibility.	Fixed compensation designed to attract and retain talent.
Annual Short-Term Incentive	Motivates and establishes a strong link between pay and performance.	Variable at-risk compensation directly tied to the achievement of financial and strategic annual goals. STI thresholds, targets, and maximums are set as a percentage of base salary.
Long-Term Equity Incentives	Aligns compensation with creating long-term stockholder value and retains talent through multiyear vesting.	Variable at-risk compensation in the form of RSUs that vest upon satisfaction of Service Conditions and Performance RSUs that vest upon satisfaction of Service Conditions and Performance Conditions.
Since a significant portion of our executive compensation is variable, at risk, and tied directly to measurable performance objectives, we believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining individuals while directly aligning their interests with those of our stockholders. The connection between pay and performance is evidenced by our strong financial performance during fiscal year 2022. Highlights of our fiscal year 2022 financial performance include:
•	Net sales of $10.1 billion improved 13.6 percent year over year
•	Gross margin of 28.0 percent expanded 130 basis points year over year
•	Net income of $49.2 million, including share-based compensation expense of $163.2 million
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•	Net margin of 0.5 percent expanded 130 basis points year over year
•	Basic and diluted earnings per share of $0.12, an increase of $0.30 year over year
•	Adjusted EBITDA(1) of $305.9 million, an increase of $227.4 million year over year
•	Adjusted EBITDA margin(1) of 3.0 percent expanded 210 basis points year over year
•	Adjusted net income(1) of $225.8 million, an increase of $214.3 million year over year
•	Adjusted basic and diluted earnings per share(1) of $0.53, an increase of $0.50 year over year
•	Net cash provided by operating activities of $349.6 million, an increase of $157.8 million year over year
•	Free cash flow(1) of $119.3 million, an increase of $110.7 million year over year
(1)
Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted basic and diluted earnings per share, and free cash flow are non-GAAP financial measures. For a reconciliation of non-GAAP to GAAP financial measures refer to Reconciliation of Non-GAAP Financial Measures in the Appendix A.

Base Salary
Base salary is a standard element of compensation designed to attract and retain talent and provide executives with cash income predictability. Our Compensation Committee reviews and determines base salary adjustments as part of its annual NEO compensation review. Factors that affect the amount of base salary include experience, market data, role and responsibilities, recruitment and retention considerations, and individual performance. None of our NEOs received an increase in base salary during fiscal year 2022. The following table sets forth NEO base salaries for fiscal year 2022:
Named Executive Officer	FY 2022 Base Salary
Sumit Singh	$1,200,000
Mario Marte	$595,000
Satish Mehta	$475,000
Susan Helfrick	$450,000
Annual Short-Term Incentive
In fiscal year 2022, we continued our annual STI plan for our NEOs that is intended to establish a strong link between pay and performance by rewarding the achievement of annual financial and strategic objectives. 100% of the STI payment was based on the achievement of pre-established Company-level performance metrics with no individual performance component. The performance metrics included goals related to net sales, adjusted EBITDA margin, and free cash flow. These performance metrics were selected because they provide a balance of both top-line and bottom-line financial goals while also incenting responsible cash utilization. Our NEOs participate in the STI plan at a target payout of 100% of annual base salary, with a threshold payout of 50% and maximum payout of 150% of target. The target payout for each NEO for fiscal year 2022 was the same as the target payout for fiscal year 2021. No STI payment is made if achievement of all performance goals is less than the threshold. In April 2023, we increased the maximum payout of our annual STI plan for our NEOs to 200% of target to provide our NEOs with an additional incentive to met or exceed the maximum threshold and to align our practice
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with the prevailing market practice. We also increased the targets for adjusted EBITDA margin. The following table shows weighting, achievement level, weighted achievement with respect to each metric, and the total weighted achievement for the fiscal year 2022 STI plan:
Metric	Weighting	Achievement (% of Target)	Weighted Achievement
Net Sales Growth	50%	—%	—%
Adjusted EBITDA Margin	40%	150%	60%
Free Cash Flow	10%	150%	15%
Total	100%		75%
Based on a total weighted achievement of 75% of target, our NEOs received the following STI payments for fiscal year 2022:
NEO	Eligible Earnings(1)	Target % of Eligible Earnings	Award at Target	Achievement	Payout
Sumit Singh	$1,200,000	100%	$1,200,000	75%	$900,000
Mario Marte	$595,000	100%	$595,000	75%	$446,250
Satish Mehta	$475,000	100%	$475,000	75%	$356,250
Susan Helfrick	$450,000	100%	$450,000	75%	$337,500
(1)
Eligible Earnings means the portion of the NEO’s base salary earned while in a STI eligible position and excludes any one-off bonus or other types of compensation. For fiscal year 2022, Eligible Earnings for each of our NEOs equaled their respective base salary.

STI payments for fiscal year 2022 were determined and paid to the NEOs during fiscal year 2023 and are included in the Non-Equity Incentive Plan Compensation column of the 2022 Summary Compensation Table.
Long-Term Equity Incentives
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. As such, the majority of our NEO total compensation opportunity is stock-based compensation designed to create a strong link between pay and performance. The realized value of these equity awards over time has a direct relationship to our stock price and establishes an incentive for our NEOs to create sustainable, long-term value for our stockholders, while retaining our NEOs in a highly competitive market.
In connection with the consummation of our IPO, our NEOs received equity awards including Performance RSUs subject to the Service Condition and the Performance Condition. The Service Condition was satisfied with respect to 25% of the Performance RSUs on the first anniversary of our IPO and is satisfied on a continuing basis with respect to an additional 12.5% of the Performance RSUs on each six-month anniversary thereafter, subject to the NEO’s continued employment with the Company through the applicable vesting date. The Performance Condition has been satisfied in full based on the achievement of share price hurdles set at the time of grant. Upon satisfaction of the Service Condition, the portion of the NEO’s Performance RSUs that will become vested is equal to the portion of the Performance RSUs with respect to which the Service Condition is then satisfied. Upon a Change in Control, the Service Condition will be deemed satisfied.
In April 2021, Mr. Singh, Mr. Marte and Mr. Mehta were granted 125,000, 30,000, and 20,000 RSUs, respectively, in connection with one-time performance awards to select leaders to reward their impact during fiscal year 2020 and to drive future retention (“Impact RSUs”). 50% of the Impact RSUs granted to our NEOs vested on March 1, 2022, and the remaining 50% vested on March 1, 2023.
We did not grant awards to our NEOs in 2022. In April 2023, Mr. Mehta was granted 223,206 RSUs and 54,109 PRSUs in connection with performance awards for retention purposes. With respect to 54,109 of the RSUs, 25% will vest on February 1, 2024 and 12.5% will vest on each six-month anniversary
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thereafter, subject to Mr. Mehta’s continued employment with the Company through the applicable vesting date. With respect to 169,097 of the RSUs, 52% will vest on February 1, 2024, 44% will vest on February 1, 2025, and 4% will vest on February 1, 2026, subject to Mr. Mehta’s continued employment with the company through the applicable vesting date. The PRSUs granted in April 2023 vest on February 1, 2026, subject to the satisfaction of certain Company performance conditions and Mr. Mehta’s continued employment through the vesting date. Mr. Mehta will be eligible to receive between zero percent (0%) and two hundred percent (200%) of the target PRSUs, depending on the extent to which certain Company performance-based vesting conditions are met during fiscal year 2023.
Our NEOs are eligible to receive additional equity awards at the discretion of our Compensation Committee, but may or may not receive equity awards on an annual basis and, consequently, their compensation, as reported in the 2022 Summary Compensation Table below, may fluctuate materially from year to year depending on whether a grant was made in a particular year. Equity awards are subject to the provisions of any claw-back policy implemented by the Company and/or in the applicable equity award agreement.
Additional NEO Compensation
401(k) Plan
We have a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Internal Revenue Code (the “Code”), by making contributions to the 401(k) plan. This plan provides for matching contributions made by us equal to 50% of the first 6% of an employee’s covered compensation. The employee becomes vested in our matching contribution ratably over a four-year period.
Employee Benefits and Perquisites
Our NEOs are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. This includes medical, dental, and vision benefits, flexible spending accounts, short-term and long-term disability insurance, life insurance, and accidental death and dismemberment insurance. Our employee benefits programs are designed to be affordable and competitive in the market in which we compete for talent.
In addition, we have provided certain perquisites and other personal benefits in limited circumstances where we believe it is appropriate to assist a NEO in the performance of their duties, to make our NEOs more efficient and effective, for security purposes, and for recruitment, motivation, and retention purposes. During fiscal year 2022, none of our NEOs received material perquisites or other personal benefits that are not generally made available to all of our employees, with the exception of security services, two automobiles, home services, and a security employee, periodically provided to our Chief Executive Officer, which we have deemed to be necessary and appropriate, and a legacy long-term disability benefit that is provided to our Chief Financial Officer.
Non-qualified Deferred Compensation
We introduced a non-qualified deferred compensation plan (the “NQDCP”) in fiscal year 2022 and provide eligible employees the opportunity to defer compensation into the NQDCP. There are no employer contributions to the NQDCP. The NQDCP permits eligible employees to defer up to 50% of base salary and up to 80% of STI on a tax-advantaged basis. Amounts contributed by eligible employees to the NQDCP are fully vested at the time of contribution. As part of the NQDCP deferral election, the participant decides whether to receive distributions at a set date or upon the earliest of the participant’s death, disability, retirement, or separation from service or a change in control. Distributions from the participant’s account may generally be made either in a lump sum or consecutive annual installments
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over a period that may be between two years and ten years (or up to fifteen years for retirement-related distributions). The NQDCP is administered by our 401(k) Plan Administrative Committee. Although not legally required, we have chosen to fund the NQDCP liability by means of a rabbi trust. Mr. Mehta participated in the NQDCP in fiscal year 2022.
Pension Benefits
Our NEOs did not participate in, or earn any benefits under, any defined benefit pension or retirement plan sponsored by us during fiscal year 2022 (other than the 401(k) plan as described above and in the 2022 Summary Compensation Table below).
Severance Benefits
Mr. Singh’s, Mr. Marte’s, and Ms. Helfrick’s respective employment agreements provide for certain severance benefits upon qualifying terminations. As of the end of fiscal year 2022, Mr. Mehta did not have an employment agreement. The compensation that our NEOs could receive upon a qualifying termination or a change of control is described and quantified in the Potential Payments Upon Termination or Change in Control section below. Other than as described above and in the Employment Agreements and Potential Payments Upon Termination or Change in Control section, our NEOs are not entitled to severance payments or benefits upon a termination of employment.
Other Compensation Policies and Practices
Clawback
The Compensation Committee is reviewing the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation and will adopt a compliant policy when the NYSE adopts listing standards in accordance with the final rules.
Stock Ownership Guidelines
Our Stock Ownership Guidelines require our executive officers (including our NEOs) and independent directors to hold an aggregate value of qualifying Company equity for so long as the individual serves as an executive officer or independent director and for ninety (90) days following termination of service. Qualifying Company equity includes our Class A common stock, deferred stock units, unvested restricted stock or RSUs, vested shares in our 401(k) plan, and common stock beneficially owned in a family trust or by a spouse or minor children. Our stock ownership requirements are:
•	CEO - six (6) times annual base salary
•	CFO - three (3) times annual base salary
•	Other C-suite Level Executives - three (3) times annual base salary
•	Independent Director - five (5) times annual equity retainer
Our executive officers (including our NEOs) and independent directors are required to achieve the stock ownership requirements within five (5) years after becoming subject to the Stock Ownership Guidelines. If an executive officer or independent director becomes subject to a greater stock ownership requirement, such as due to a promotion or an increase in base salary or annual retainer, the executive officer or independent director is expected to meet the higher stock ownership requirement within three (3) years. Until the stock ownership requirement is satisfied, an executive officer or director is required to retain a minimum of fifty percent (50%) of the net shares received as the result of exercise, vesting, or payment of any equity awards granted by the Company. All NEOs and independent directors have been subject to the Stock Ownership Guidelines for less than five (5) years and are in the transition period for compliance with the Stock Ownership Guidelines.
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Insider Trading Policy; Hedging and Pledging Activities
Our Board has adopted an insider trading policy (the “Insider Trading Policy”) to promote compliance with applicable securities laws that prohibit certain persons who are aware of material non-public information about a company from (i) trading in securities of that company; or (ii) providing material non-public information to other persons who may trade on the basis of that information. Under the Insider Trading Policy, our employees, including our NEOs and members of our Board, are prohibited from short-term trading, short sales, derivative transactions, hedging transactions, trading on margin account or pledging, and standing and limit orders, except for very limited duration (i.e., 2-3 days).
Tax Implications of Executive Compensation
Section 162(m) of the Code places a limit of $1 million on the amount of compensation per year that a public company may deduct for federal income tax purposes with respect to certain executive officers. Our pay-for-performance philosophy remains central to our compensation program, even though some compensation could be non-deductible compensation expenses.
Accounting for Stock-Based Compensation
We follow ASC 718 for our stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and independent members of our Board, including RSU awards, based on the grant date fair value. This calculation is performed for accounting purposes and reported in the executive compensation tables required by federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Related Risks
Our Compensation Committee has reviewed our compensation policies and practices to assess whether they encourage our NEOs to take inappropriate risk. Our Compensation Committee believes that the mix and design of the elements of executive compensation, individually or in their entirety, do not encourage NEOs to take inappropriate risks. The mix of fixed and variable compensation prevents undue focus on short-term results and is intended to align the long-term interests of our NEOs with those of our stockholders.
Compensation Committee Report
Our Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis. Based on that review and discussion, we recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Chewy’s Annual Report on Form 10-K for the fiscal year ended January 29, 2023.
THE COMPENSATION COMMITTEE
Raymond Svider, Chair
Fahim Ahmed
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Compensation Tables
2022 Summary Compensation Table
The following table provides information with respect to the compensation of our NEOs for the fiscal years indicated:
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Sumit Singh Chief Executive Officer	FY22	1,200,000	—	900,000	381,735	2,481,735
	FY21	1,200,000	10,106,250	900,000	244,088	12,450,338
	FY20	1,200,000	—	1,800,000	27,525	3,027,525
Mario Marte Chief Financial Officer	FY22	595,000	—	446,250	11,850	1,053,100
	FY21	595,000	2,425,500	446,250	7,461	3,474,211
	FY20	595,000	—	892,500	7,462	1,494,962
Satish Mehta Chief Technology Officer	FY22	475,000	—	356,250	9,150	840,400
	FY21	475,000	1,617,000	356,250	8,700	2,456,950
	FY20	475,000	—	712,500	8,550	1,196,050
Susan Helfrick General Counsel & Secretary	FY22	450,000	—	337,500	9,150	796,650
	FY21	450,000	—	337,500	8,585	796,085
	FY20	450,000	—	675,000	6,635	1,131,635
(1)	These amounts reflect the actual salary earned by each NEO during fiscal years 2020, 2021, and 2022.
(2)
These amounts reflect the aggregate grant date fair value of the RSUs, as computed in accordance with ASC 718. For a discussion of the assumptions used in the calculation of the grant date fair value, refer to Part II, Item 8 “Financial Statements and Supplementary Data–Note 11 – Share-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended January 29, 2023.

(3)
For fiscal year 2022, these amounts reflect payouts for performance under our 2022 STI plan. For additional information regarding these amounts refer to Annual Short-Term Incentive in the Elements of NEO Compensation section above.

(4)
For Mr. Mehta and Ms. Helfrick, the amounts disclosed in the “All Other Compensation Column” for fiscal year 2022 reflect Company matching contributions made to their accounts under the Company’s 401(k) retirement savings plan (the “401(k) Plan”). For Mr. Singh, the amounts disclosed for fiscal year 2022 reflect $4,575 of Company matching contributions made to his account under the 401(k) Plan, $352,837 for the value of security services, which included home security and two security employees (including meals and incidentals for the security employees), $22,803 for two automobiles, and approximately $1,520 for Company-provided home services. For Mr. Marte, the amounts disclosed for fiscal year 2022 reflect $9,150 of Company matching contributions made to his account under the 401(k) Plan and $2,700 for the value of a legacy long-term disability benefit.

2022 Grants of Plan-Based Awards
The following table provides certain information with respect to grants of plan-based awards to our NEOs during fiscal year 2022.
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
Sumit Singh	600,000	1,200,000	1,800,000
	—	—	—
Mario Marte	297,500	595,000	892,500
	—	—	—
Satish Mehta	237,500	475,000	712,500
	—	—	—
Susan Helfrick	225,000	450,000	675,000
	—	—	—
(1)
These amounts reflect the threshold, target, and maximum payouts under our 2022 STI plan. For amounts actually earned by each NEO pursuant to our STI plan for fiscal year 2022, refer to the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above. For additional information regarding these amounts, refer to Annual Short-Term Incentive in the Elements of NEO Compensation section above.

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Outstanding Equity Awards at 2022 Fiscal Year-End
The following table provides certain information with respect to outstanding equity awards as of January 29, 2023:
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares of Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Sumit Singh	373,417	17,143,574	62,500	2,869,375
Mario Marte	179,240	8,228,908	15,000	688,650
Satish Mehta	134,430	6,171,681	10,000	459,100
Susan Helfrick	89,620	4,114,454	0	0
(1)
These amounts reflect Performance RSUs that have met the Performance Condition and are subject to the Service Condition as described in the Long-Term Equity Incentives in the Elements of NEO Compensation section above. The vesting date for these awards are as follows: (i) for Mr. Singh, 373,417 Performance RSUs will vest on June 13, 2023; (ii) for Mr. Marte, 179,240 Performance RSUs will vest on June 13, 2023; (iii) for Mr. Mehta, 134,430 Performance RSUs will vest on June 13, 2023; and (iv) for Ms. Helfrick, 89,620 Performance RSUs will vest on June 13, 2023.

(2)	These amounts reflect the closing price of our Class A common stock on the NYSE on January 27, 2023 (the last trading day of fiscal year 2022), which was $45.91.
(3)
These amounts reflect Impact RSUs as described in the Long-Term Equity Incentives in the Elements of NEO Compensation section above. The vesting dates for these awards were as follows: (i) for Mr. Singh, 62,500 Impact RSUs vested on March 1, 2023; (ii) for Mr. Marte, 15,000 Impact RSUs vested on March 1, 2023; and (iii) for Mr. Mehta, 10,000 Impact RSUs vested on March 1, 2023.

2022 Option Exercises and Stock Vested
The following table provides certain information with respect to shares acquired by our NEOs upon the vesting of stock awards in fiscal year 2022:
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Sumit Singh	809,334	29,683,469
Mario Marte	373,480	13,544,404
Satish Mehta	278,860	10,099,665
Susan Helfrick	179,240	6,420,377
(1)	These amounts reflect Performance RSUs as described in the Long-Term Equity Incentives in the Elements of NEO Compensation section above.
(2)
The value realized upon vesting has been calculated by multiplying the gross number of shares acquired on vesting by the closing price of our Class A common stock on the NYSE on the vesting date. Therefore, the amounts shown in this column do not represent the actual amounts paid to or realized by the NEO during fiscal year 2022.

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2022 Non-Qualified Deferred Compensation
The following table provides certain information with respect to contributions and earnings credited to the accounts of our NEOs under the non-qualified deferred compensation plan in fiscal year 2022:
Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Sumit Singh	0	0	0
Mario Marte	0	0	0
Satish Mehta	9,135	69	9,204
Susan Helfrick	0	0	0
(1)	These amounts are included in the fiscal year 2022 compensation in the “Salary” column of the Summary Compensation Table.
(2)
None of these amounts are included in the Summary Compensation Table because earnings were not above-market or preferential, as credited earnings on NQDCP contributions are tied to changes in the value of publicly traded investment funds.

(3)	The NQDCP was introduced in fiscal year 2022, therefore no amounts were reported from this column as compensation to the NEOs in our Summary Compensation Table in previous years.
Equity Compensation Plan Information
The following table provides information as of January 29, 2023, with respect to the shares of our Class A common stock that may be issued under our 2022 Plan:
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders(1)	3,101,608(2)	N/A(3)	37,850,136
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A
Total	3,101,608	N/A	37,850,136
(1)	Includes issuances under the 2019 Omnibus Incentive Plan (through the adoption of the 2022 Plan) and the 2022 Plan.
(2)	This amount reflects PRSUs and RSUs issued under the 2022 Plan.
(3)	As of fiscal year ended January 29, 2023, no options or other exercisable awards were outstanding under the 2022 Plan.
40

Employment Agreements and Potential Payments Upon Termination or Change in Control
Mr. Singh, Mr. Marte, and Ms. Helfrick are each eligible for severance payments and benefits described in this section pursuant to their respective employment agreements. Mr. Singh entered into his employment agreement in May 2018, which was amended and restated in June 2019. Mr. Marte and Ms. Helfrick entered into their respective employment agreements in June 2019. As of the end of fiscal year 2022, Mr. Mehta did not have an employment agreement. All severance payments are contingent upon the executive’s timely execution and non-revocation of a general release of claims.
Involuntary Termination of Employment Not Involving a Change in Control
In the event the executive’s employment is terminated by us without “Cause” (as defined in the respective employment agreement) or, in the case of Mr. Singh, by him for “Good Reason” (as defined in his employment agreement) (each, a “qualifying termination”) not within three (3) months before or twelve (12) months following a “Change in Control” (as defined in the respective employment agreement), the executive is entitled to the following:
•
all accrued but unpaid base salary through the date of termination, including any unpaid or unreimbursed expenses, accrued vacation that the executive has not taken, and any benefits provided under the Company’s employee benefit plans upon a termination of employment;

•	twelve (12) months of base salary payable in equal monthly installments over the twelve (12) month period following termination;
•
an annual bonus earned for any fiscal year completed prior to the date of termination that remains unpaid as of the date of termination, payable at the same time annual bonuses are paid to executives generally for the relevant year;

•	a pro-rated annual bonus for the year of termination based on actual performance, payable at the same time annual bonuses are paid to executives generally for the relevant year;
•	an amount equal to eighteen (18) months of premiums for continuation coverage under our group health plans payable in a lump sum payment within thirty (30) days of termination;
•	in the case of Mr. Singh, 100% of the Target Bonus (as defined in Mr. Singh’s employment agreement), payable in equal monthly installments over the twelve (12) month period following termination; and
•	in the case of Mr. Singh, nine (9) months of service credit with respect to any time- or service-based equity incentive awards (or if greater, service credit for 40% of the awards).
Involuntary Termination of Employment Involving a Change in Control
In the event Mr. Singh experiences a qualifying termination within three (3) months before or twelve (12) months following a “Change in Control,” Mr. Singh is entitled to the following:
•
all accrued but unpaid base salary through the date of termination, including any unpaid or unreimbursed expenses, accrued vacation that the executive has not taken, and any benefits provided under the Company’s employee benefit plans upon a termination of employment;

•
twenty-four (24) months of base salary and 200% of the Target Bonus (as defined in Mr. Singh’s employment agreement), both generally payable in a lump sum within thirty (30) days following termination;

•
an annual bonus earned for any fiscal year completed prior to the date of termination that remains unpaid as of the date of termination, payable at the same time annual bonuses are paid to executives generally for the relevant year;

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•	a pro-rated annual bonus for the year of termination based on actual performance, payable at the same time annual bonuses are paid to executives generally for the relevant year;
•	an amount equal to twenty-four (24) months of premiums for continuation coverage under our group health plans payable in a lump sum within thirty (30) days of termination; and
•	nine (9) months of service credit with respect to any time- or service-based equity incentive awards (or if greater, service credit for 40% of the awards).
In the event Mr. Marte or Ms. Helfrick experiences a qualifying termination within three (3) months before or twelve (12) months following a “Change in Control,” the executive is entitled to the following:
•
all accrued but unpaid base salary through the date of termination, including any unpaid or unreimbursed expenses, accrued vacation that the executive has not taken, and any benefits provided under the Company’s employee benefit plans upon a termination of employment;

•
eighteen (18) months of base salary and 100% of the Target Bonus (as defined in their respective employment agreements), both generally payable in a lump sum within thirty (30) days following termination;

•	an amount equal to eighteen (18) months of premiums for continuation coverage under our group health plans payable in a lump sum payment within thirty (30) days of termination; and
•	any earned, but unpaid, annual bonus for the year preceding termination.
Death or Disability and Restrictive Covenants
In the event Mr. Singh’s employment is terminated due to his death or “Disability” (as defined in his employment agreement), Mr. Singh is entitled to twelve (12) months of service credit with respect to any time- or service-based equity incentive awards (or if greater, service credit for 40% of the awards), in addition to all accrued but unpaid base salary through the date of termination, including any unpaid or unreimbursed expenses, accrued vacation that he has not taken, and any benefits provided under the Company’s employee benefit plans upon a termination of employment.
Mr. Singh’s, Mr. Marte’s, and Ms. Helfrick’s employment agreements also subject each of them to the following restrictive covenants: (i) during the “Restricted Period” (as defined in the respective employment agreement), a non-competition covenant, customer non-solicitation covenant, and an employee non-solicitation covenant and (ii) perpetual confidentiality and mutual non-disparagement covenants.
Each employment agreement includes a Code Section 280G “best-net cutback” provision that provides in the event any payment or benefit provided under the employment agreement or any other arrangement with our Company or its affiliates constitutes “parachute payments” within the meaning of Section 280G of the Code, then such payments and/or benefits will either be (i) provided to the executive in full or (ii) be reduced to the extent necessary to avoid the excise tax imposed by Section 4999 of the Code, whichever results in the executive receiving a greater amount on an after-tax basis.
42

Potential Payments Upon Termination or Change in Control Table
The following table discloses estimates of the potential payments and benefits, other than those available generally on a nondiscriminatory basis to all salaried employees, provided upon a Change in Control or termination of employment for each of the NEOs, calculated as if the Change in Control and/or termination of employment occurred on January 29, 2023.
Name	Involuntary Termination (not for Cause; Good Reason for Mr. Singh) w/ no Change in Control ($)(1)	Change in Control no Termination ($)(2)	Involuntary Termination (not for Cause) in Connection with a Change in Control ($)(3)	Death or Disability ($)(4)
Sumit Singh
Cash Payments	2,410,208	—	4,813,611	—
Accelerated Equity Vesting	20,012,949	20,012,949	20,012,949	20,012,949
Total	22,423,157	20,012,949	24,826,560	20,012,949
Mario Marte
Cash Payments	624,346	—	1,516,846	—
Accelerated Equity Vesting	—	8,917,558	8,917,558	—
Total	624,346	8,917,558	10,434,404	—
Satish Mehta
Cash Payments	—	—	—	—
Accelerated Equity Vesting	—	6,630,781	6,630,781	—
Total	—	6,630,781	6,630,781	—
Susan Helfrick
Cash Payments	458,385	—	1,133,385	—
Accelerated Equity Vesting	—	4,114,454	4,114,454	—
Total	458,385	4,114,454	5,247,839	—
All equity amounts in the above table reflect full Performance Condition vesting and a closing stock price of $45.91 as of January 29, 2023 (the last trading day of fiscal year 2022).
(1)
For Mr. Singh, this amount includes (i) cash payments and (ii) partial accelerated vesting of the Service Condition for Performance RSUs, both as outlined in Involuntary Termination of Employment Not Involving a Change in Control in the Employment Agreements and Potential Payments Upon Termination or Change in Control section above. For Mr. Marte and Ms. Helfrick, these amounts include cash payments as outlined in Involuntary Termination of Employment Not Involving a Change in Control in the Employment Agreements and Potential Payments Upon Termination or Change in Control section above.

(2)
These amounts reflect accelerated vesting of the Service Condition upon a Change in Control for Mr. Singh, Mr. Marte, Mr. Mehta, and Ms. Helfrick’s respective Performance RSUs as described in Long-Term Equity Incentives in the Elements of NEO Compensation section above. These amounts are single-trigger.

(3)
For Mr. Singh, this amount includes (i) double-trigger cash payments for termination of employment without cause or for good reason within three (3) months before or twelve (12) months following a “Change in Control,” as described in Involuntary Termination of Employment Not Involving a Change in Control in the Employment Agreements and Potential Payments Upon Termination or Change in Control section above, and (ii) single-trigger accelerated vesting of the Service Condition upon a Change in Control for Performance RSUs as described in Long-Term Equity Incentives in the Elements of NEO Compensation section above. For Mr. Marte and Ms. Helfrick, these amounts include (i) double-trigger cash payments for termination of employment without cause within three (3) months before or twelve (12) months following a “Change in Control,” as described in Involuntary Termination of Employment Involving a Change in Control in the Employment Agreements and Potential Payments Upon Termination or Change in Control section above, and (ii) single-trigger accelerated vesting of the Service Condition upon a Change in Control for Performance RSUs as described in Long-Term Equity Incentives in the Elements of NEO Compensation section above. For Mr. Mehta, this amount includes single-trigger accelerated vesting of the Service Condition upon a Change in Control for Performance RSUs as described in Long-Term Equity Incentives in the Elements of NEO Compensation section above.

(4)
These amounts reflect partial accelerated vesting of the Service Condition for Mr. Singh’s Performance RSUs as described in Death or Disability and Restrictive Covenants in the Employment Agreements and Potential Payments Upon Termination or Change in Control section above.

43

CEO Pay Ratio
The Company is providing the information below to comply with Item 402(u) of Regulation S-K.
Ratio
For fiscal year 2022, the annual total compensation of the employee identified as the median Chewy employee (excluding the CEO) (the “Median Employee”) was $40,803, and the annual total compensation of the CEO was $2,481,735. Based on this information, for fiscal year 2022 the ratio of the annual total compensation of the CEO to the Median Employee was 61:1.
Methodology
The following information was used to identify the Median Employee:
•	As of December 31, 2022, there were 19,360 Chewy employees.
•
To determine the Median Employee, Chewy used W-2 earnings (base pay, cash bonuses, overtime, etc., as applicable) reflected in payroll records of all employees in the United States for the calendar year ended December 31, 2022, as its measure of compensation. In making this determination, Chewy annualized the base pay or monthly wages and annual bonus amounts paid in respect of calendar year 2022 for those full-time and part-time employees who did not work for the entire calendar year.

•
The Median Employee’s annual total compensation was calculated based on the rules for determining the annual total compensation of our NEOs, which includes base salary, bonus, non-equity incentive plan compensation, and other elements of pay, such as 401(k) employer match, stock awards, or overtime, as applicable. The pay ratio disclosed is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The Median Employee is a customer service employee.
Evaluating the CEO Pay Ratio Disclosure
Similar to other organizations with sizable distribution and customer service workforces, as well as the flexibility allowed by the SEC in calculating this ratio, Chewy’s ratio may not be comparable to ratios of other companies.
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PROPOSAL 3: Advisory Vote on Named Executive Officer Compensation
As required by Section 14A of the Exchange Act, we are providing stockholders with the opportunity to approve, on an advisory basis, the compensation of our NEOs as described in Compensation Discussion and Analysis and the 2022 Summary Compensation Table. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our executive compensation philosophy and practices, as discussed in this proxy statement. As discussed in those disclosures, our compensation programs are designed to align total executive compensation with Company performance, while enabling us to attract, retain, and motivate executives who can achieve sustained long-term growth and strong financial performance for our stockholders. Our Compensation Committee continually reviews the compensation program for our NEOs to ensure it achieves the desired goals of aligning our executive compensation structure with our stockholder interests.
Although the vote is nonbinding, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for NEOs. The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2023 Annual Meeting.
The approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon (meaning that, of the shares represented at the meeting and entitled to vote, a majority of them must vote “For” the proposal for it to be approved). You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and, thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
FOR ✔
OUR BOARD, UPON RECOMMENDATION OF OUR COMPENSATION COMMITTEE,
RECOMMENDS THAT STOCKHOLDERS VOTE “FOR,” ON AN ADVISORY BASIS,
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DESCRIBED IN THIS PROXY STATEMENT.

45

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following pay versus performance table to illustrate the relationship between executive compensation actually paid and certain of the Company’s financial performance measures. For information regarding the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with its performance, refer to the Compensation Discussion and Analysis section above.
					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table (“SCT”) Total for Principal Executive Officer (“PEO”) (b)(1)	Compensation Actually Paid (“CAP”) to PEO (c)(2)	Average SCT Total for non-PEO NEOs (d)(1)	Average CAP to non-PEO NEOs (e)(2)	Total Shareholder Return (“TSR”) (f)(3)	Peer Group TSR (g)(4)	Net Income (Loss) (in thousands) (h)(5)	Net Sales (in thousands) (i)(6)
2022	$2,481,735	$(2,550,628)	$896,717	$(984,632)	$173.18	$76.96	$49,232	$10,098,939
2021	$12,450,338	$(85,796,399)	$2,242,415	$(32,080,908)	$165.79	$84.41	$(73,817)	$8,890,773
2020	$3,027,525	$181,666,231	$1,274,216	$65,584,170	$384.08	$168.83	$(92,486)	$7,146,264
(1)
Included in column (b) are the total compensation amounts reported in the Summary Compensation Table for Mr. Singh, our PEO for each of the fiscal years presented. Included in column (d) are the average total compensation amounts for non-PEO NEOs reported in the Summary Compensation Table. Our non-PEO NEOs for each of the fiscal years presented are: Mr. Marte, Mr. Mehta, and Ms. Helfrick.

(2)
Included in columns (c) and (e) are CAP and average CAP to the PEO and the non-PEO NEOs, respectively, for each of the fiscal years presented. To calculate CAP and average CAP, amounts in columns (b) and (d) are adjusted in accordance with Item 402(v) of Regulation S-K requirements and are presented in the table below. These amounts do not reflect the actual amount of compensation earned by or paid to the PEO and our non-PEO NEOs for each of the fiscal years presented.

	PEO			Average of Non-PEO NEOs
	2022	2021	2020	2022	2021	2020
SCT Total	$2,481,735	$12,450,338	$3,027,525	$896,717	$2,242,415	$1,274,216
Less value of Stock Awards reported in SCT	—	(10,106,250)	—	—	(1,347,500)	—
Plus year-end fair value of outstanding and unvested equity awards granted in the year	—	5,493,750	—	—	732,500	—
Plus (less) year over year change in fair value of outstanding and unvested equity awards granted in prior years	854,397	(64,828,925)	140,610,021	279,816	(23,338,392)	50,619,617
(Less) plus year over year change in fair value of equity awards granted in prior years that vested in the year	(5,886,760)	(28,805,311)	38,028,686	(2,161,165)	(10,369,931)	13,690,338
CAP Total	$(2,550,628)	$(85,796,399)	$181,666,231	$(984,632)	$(32,080,908)	$65,584,170
(3)	Based on an initial fixed investment of $100 on January 31, 2020, the last business day of our 2019 fiscal year.
(4)
Represents the Dow Jones Internet Commerce Index, which we consider to be our peer group under Regulation S-K Item 201(e), as presented in our 2022 Annual Report. Based on an initial fixed investment of $100 on January 31, 2020, the last business day of our 2019 fiscal year. TSR is weighted according to each peer company’s stock market capitalization at the beginning of each period for which a return is indicated.

(5)	Represents our net income (loss) amounts for each of the years presented, as reported in our 2022 Annual Report.
(6)
We have selected net sales as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link the CAP of our NEOs to company performance for fiscal year 2022. Net sales for each year presented is as reported in our 2022 Annual Report.

46

Pay Versus Performance Comparative Disclosure
The following graphs illustrate the relationship between CAP as disclosed in the Pay Versus Performance table and (i) the Company’s cumulative TSR, (ii) the peer group’s cumulative TSR, (iii) the Company’s net income (loss), and (iv) net sales. CAP reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, grant and vesting date fair values, and projected performance modifiers, but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price volatility and varying levels of projected and actual achievement of performance goals.
Compensation Actually Paid versus Company TSR and Peer Group TSR

CAP versus TSR
CAP ($ in thousands)
200,000
150,000
100,000
50,000
-
(50,000)
(100,000)
TSR ($)
400
350
300
250
200
150
100
50
$384.08
181,666
65,584
$168.83
$165.79
(32,081)
(85,796)
$84.41
$173.18
(2,551)
(985)
$76.96
2020
2021
2022
Fiscal Year
PEO CAP
Non-PEO NEO Average CAP
Company TSR
Peer Group TSR

Compensation Actually Paid and Net Income (Loss)

47

Compensation Actually Paid and Net Sales

Tabular List of Performance Measures
The following table lists our most important performance measures used by us to link CAP of our NEOs to the Company’s performance for fiscal year 2022. For more information, refer to “Named Executive Officer Compensation – Compensation Discussion and Analysis.” We are providing this list in accordance with Item 402(v) of Regulation S-K to provide information on performance measures used by the Compensation Committee to determine NEO compensation, as more fully described in “Named Executive Officer Compensation – Compensation Discussion and Analysis.”
Most Important Performance Measures
Net income (loss)
Net sales
Adjusted EBITDA margin(1)
Free cash flow(1)
(1)
Adjusted EBITDA margin and free cash flow are non-GAAP financial measures. For a reconciliation of non-GAAP to GAAP financial measures refer to “Reconciliation of Non-GAAP Financial Measures” in Appendix A.

48

AMENDMENT TO THE CERTIFICATE OF INCORPORATION
PROPOSAL 4: Amendment to the Certificate of Incorporation to require that claims under the Securities Act be brought only in federal court.
Background
Our Amended and Restated Certificate of Incorporation (the “COI”) does not include a federal forum provision for claims under the Securities Act. As part of its review of our corporate governance standards and practices, the Board concluded that adopting a federal forum selection clause would help improve the fairness and uniform adjudication of actions arising under the Securities Act and, on April 6, 2023, the Board unanimously adopted a resolution declaring it advisable to approve an amendment of the COI (the “Federal Forum Amendment”) to include a federal forum selection clause in the COI. If approved by the stockholders at the Annual Meeting, the Company would file the Federal Forum Amendment, a copy of which is attached as Appendix B to this Proxy Statement, with the Delaware Secretary of State.
The Board believes that the Company and its stockholders would benefit from having certain causes of action arising from the Securities Act resolved in federal courts. Approval of the proposed Federal Forum Amendment would allow for (i) the consolidation of multi-jurisdiction litigation, (ii) the avoidance of state court forum shopping by plaintiffs, (iii) the avoidance of duplicative litigation and the possibility of inconsistent judgments, (iv) efficiencies in managing the procedural aspects of securities litigation and (v) the Company to focus on the underlying substantive rights or remedies, instead of addressing where a claim may be brought, all of which should also reduce the cost to the Company of resolving such matters. In addition, the Board believes that the federal district courts have considerable expertise in matters arising under the Securities Act, which provides greater predictability regarding the outcome of these disputes. Finally, the Board also considered the increasing trend towards adoption of forum selection provisions in response to multi-forum litigation and that the Company would retain the ability to consent to an alternative forum if it wished to do so. Given these considerations, our Board has determined that it is in the best interests of the Company to adopt the proposed Federal Forum Amendment.
The proposed Federal Forum Amendment would regulate only the forum in which our stockholders may assert claims arising under the Securities Act; it would not impair the ability of our stockholders to bring such claims, and it would not affect the remedies available if such claims were ultimately successful. Moreover, the proposed Federal Forum Amendment does not specify any particular U.S. federal district courts as the exclusive forum for claims under the Securities Act, so a plaintiff could select, on the basis of convenience or for other reasons, the U.S. federal district courts in any state as the forum for any such claim.
Although we are seeking approval of the proposed Federal Forum Amendment for the reasons cited above, if this proposed amendment is approved and implemented, it could, among other things, discourage claims or limit an investor’s ability to bring a claim in a judicial forum that they find favorable. The proposed Federal Forum Amendment could also require stockholders to incur additional litigation costs in pursuing claims in federal court in accordance with the terms of the proposed Federal Forum Amendment. Nevertheless, the Board believes that the benefits to us and our stockholders outweigh these concerns. The Board is not proposing the Federal Forum Amendment in anticipation of any specific litigation confronting the Company and the amendment is being proposed on a prospective basis to help mitigate potential future harm to the Company and its stockholders.
In 2020, a decision by the Delaware Supreme Court upheld the facial validity of federal forum provisions under Delaware corporate law, resulting in such provisions becoming more common for companies going public, as well as the addition of such provisions by several public companies to their certificate of incorporation or bylaws. However, not all courts have opined on the validity and enforceability of exclusive federal forum provisions. The Company cannot be certain that all state courts will enforce the terms of the Federal Forum Amendment and transfer any covered proceeding to the appropriate federal district court, and the Company may incur additional costs associated with resolving such matters.
49

The proposed Federal Forum Amendment, if it is approved by our stockholders and becomes effective, would be in addition to a provision in our COI which provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or the COI or the Company’s Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.
Proposed Amendment
The proposed Federal Forum Amendment will amend and restate Article XI of the COI as follows:
MISCELLANEOUS
A.
If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

B.
Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.

C.
Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

50

D.
To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of Section B and Section C of Article XI.

The affirmative vote of the holders of a majority of the combined voting power of our issued and outstanding common stock entitled to vote thereon is required to approve and adopt the proposed Federal Forum Amendment. If this proposal to amend the COI is approved and adopted by our stockholders, we will file the Federal Forum Amendment with the Secretary of State of Delaware shortly after the Annual Meeting that includes the above-described proposed amendment. The Board may, at any time prior to effectiveness, abandon the proposed Federal Forum Amendment without further action by the stockholders or the Board (even if the requisite stockholder vote is obtained).
FOR ✔
OUR BOARD, UPON RECOMMENDATION OF OUR NOMINATING AND
CORPORATE GOVERNANCE COMMITTEE, RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE CERTIFICATE OF
INCORPORATION TO REQUIRE THAT CLAIMS UNDER THE SECURITIES ACT
BE BROUGHT ONLY IN FEDERAL COURT.

51

OTHER MATTERS
Materials Not Incorporated by Reference
The Audit Committee Report and Compensation Committee Report included in this proxy statement shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites does not form part of this document.
Annual Report on Form 10-K
We have filed our Annual Report on Form 10-K for the fiscal year ended January 29, 2023 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov and on our web site at https://investor.chewy.com. The Annual Report is not to be regarded as part of the proxy solicitation material.
If you did not receive a printed copy of our proxy materials and you wish to receive a paper proxy card or voting instruction form or other proxy materials for the purposes of the Annual Meeting, you should follow the instructions included in your Notice.
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APPENDIX A
Reconciliation of Non-GAAP Financial Measures
Our Company maintains a 52- or 53-week fiscal year, with our fiscal year ending each year on the Sunday that is closest to January 31 of that year. Our 2022 fiscal year ended January 29, 2023 and included 52 weeks (“fiscal year 2022”). Our 2021 fiscal year ended January 31, 2021 and included 52 weeks (“fiscal year 2021”).
Adjusted EBITDA and Adjusted EBITDA Margin
To provide stockholders with additional information regarding our financial results, we have disclosed adjusted EBITDA, a non-GAAP financial measure that we calculate as net income (loss) excluding depreciation and amortization; share-based compensation expense and related taxes; income tax provision; interest income (expense), net; management fee expense; transaction-related costs; changes in the fair value of equity warrants; and litigation matters and other items that we do not consider representative of our underlying operations. We have provided a reconciliation below of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.
We have included adjusted EBITDA and adjusted EBITDA margin because each is a key measure used by our management and Board to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and adjusted EBITDA margin facilitates operating performance comparability across reporting periods by removing the effect of non-cash expenses and certain variable charges. Accordingly, we believe that adjusted EBITDA and adjusted EBITDA margin provide useful information to stockholders and others in understanding and evaluating our operating results in the same manner as our management and Board.
We believe it is useful to exclude non-cash charges, such as depreciation and amortization, share-based compensation expense, and management fee expense from our adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. We believe it is useful to exclude income tax provision; interest income (expense), net; transaction-related costs; changes in the fair value of equity warrants; and litigation matters and other items which are not components of our core business operations. Adjusted EBITDA has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures;

•
adjusted EBITDA does not reflect share-based compensation and related taxes. Share-based compensation has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy;

•	adjusted EBITDA does not reflect interest income (expense), net; or changes in, or cash requirements for, our working capital;
•
adjusted EBITDA does not reflect transaction-related costs and other items which are either not representative of our underlying operations or are incremental costs that result from an actual or planned transaction and include changes in the fair value of equity warrants, litigation matters, integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems; and

•	other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
A-1

Because of these limitations, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including various cash flow metrics, net income (loss), net margin, and our other GAAP results.
The following table presents a reconciliation of net income (loss) to adjusted EBITDA, as well as the calculation of net margin and adjusted EBITDA margin, for each of the periods indicated.
(in thousands, except percentages)	Fiscal Year
Reconciliation of Net Income (Loss) to Adjusted EBITDA	2022	2021
Net income (loss)	$49,232	$(73,817)
Add:
Depreciation and amortization	83,307	55,009
Share-based compensation expense and related taxes	163,211	85,308
Interest (income) expense, net	(9,291)	1,639
Change in fair value of equity warrants	13,340	—
Income tax provision	2,646	—
Transaction related costs	3,953	2,423
Other	(460)	7,990
Adjusted EBITDA	$305,938	$78,552
Net sales	$10,098,939	$8,890,773
Net margin	0.5%	(0.8)%
Adjusted EBITDA margin	3.0%	0.9%
We define net margin as net income (loss) divided by net sales and adjusted EBITDA margin as adjusted EBITDA divided by net sales.
Adjusted Net Income (Loss) and Adjusted Basic and Diluted Earnings (Loss) per Share
To provide stockholders with additional information regarding our financial results, we have disclosed adjusted net income (loss) and adjusted basic and diluted earnings (loss) per share, which represent non-GAAP financial measures. We calculate adjusted net income (loss) as net income (loss) excluding share-based compensation expense and related taxes as well as changes in the fair value of equity warrants. We calculate adjusted basic and diluted earnings (loss) per share by dividing adjusted net income (loss) attributable to common stockholders by the weighted-average shares outstanding during the period. We have provided a reconciliation below of adjusted net income (loss) to net income (loss), the most directly comparable GAAP financial measure.
We have included adjusted net income (loss) and adjusted basic and diluted earnings (loss) per share because each is a key measure used by our management and Board to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating adjusted net income and adjusted basic and diluted earnings (loss) per share facilitates operating performance comparability across reporting periods by removing the effect of non-cash expenses and certain variable gains and losses that do not represent a component of our core business operations. We believe it is useful to exclude non-cash share-based compensation expense because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. We believe it is useful to exclude changes in the fair value of equity warrants because the associated variable gains and losses are not a component of our core business operations. Accordingly, we believe that these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board.
A-2

Adjusted net income (loss) and adjusted basic and diluted earnings (loss) per share have limitations as financial measures and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies may calculate adjusted net income (loss) and adjusted basic and diluted earnings (loss) per share differently, which reduces their usefulness as comparative measures. Because of these limitations, you should consider adjusted net income (loss) and adjusted basic and diluted earnings (loss) alongside other financial performance measures, including various cash flow metrics, net income (loss), basic and diluted earnings (loss) per share, and our other GAAP results.
The following table presents a reconciliation of net income (loss) to adjusted net income (loss), as well as the calculation of adjusted basic and diluted earnings (loss) per share, for each of the periods indicated.
(in thousands, except per share data)	Fiscal Year
Reconciliation of Net Income (Loss) to Adjusted Net Income	2022	2021
Net income (loss)	$49,232	$(73,817)
Add:
Share-based compensation expense and related taxes	163,211	85,308
Change in fair value of equity warrants	13,340	—
Adjusted net income	$225,783	$11,491
Weighted-average common shares used in computing adjusted earnings (loss) per share:
Basic	422,331	417,218
Effect of dilutive share-based awards(1)	5,439	10,068
Diluted(1)	427,770	427,286
Earnings (loss) per share attributable to common Class A and Class B stockholders
Basic	$0.12	$(0.18)
Diluted(1)	$0.12	$(0.18)
Adjusted basic	$0.53	$0.03
Adjusted diluted(1)	$0.53	$0.03
(1)
For Fiscal Year 2021, our calculation of adjusted diluted earnings per share attributable to common Class A and Class B stockholders requires an adjustment to the weighted-average common shares used in the calculation to include the weighted-average dilutive effect of share-based awards.

Free Cash Flow
To provide stockholders with additional information regarding our financial results, we have also disclosed free cash flow, a non-GAAP financial measure that we calculate as net cash provided by operating activities less capital expenditures (which consist of purchases of property and equipment, capitalization of labor related to our website, mobile applications, and software development, and leasehold improvements). We have provided a reconciliation below of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure.
We have included free cash flow because it is used by our management and Board as an important indicator of our liquidity as it measures the amount of cash we generate. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board.
A-3

Free cash flow has limitations as a financial measure and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. There are limitations to using non-GAAP financial measures, including that other companies, including companies in our industry, may calculate free cash flow differently. Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net cash provided by operating activities, capital expenditures and our other GAAP results.
The following table presents a reconciliation of net cash provided by operating activities to free cash flow for each of the periods indicated.
(in thousands)	Fiscal Year
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow	2022	2021
Net cash provided by operating activities	$349,572	$191,739
Deduct:
Capital expenditures	(230,290)	(183,186)
Free Cash Flow	119,282	8,553
Free cash flow may be affected in the near to medium term by the timing of capital investments (such as the launch of new fulfillment centers, customer service centers, and corporate offices and purchases of IT and other equipment), fluctuations in our growth and the effect of such fluctuations on working capital, and changes in our cash conversion cycle due to increases or decreases of vendor payment terms as well as inventory turnover.
A-4

APPENDIX B
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CHEWY, INC.
(a Delaware corporation)
Chewy, Inc., a Delaware corporation (the “Corporation”), hereby certifies as of this [•]th day of [•], 2023 as follows:
FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, filed with the Secretary of State of the State of Delaware on June 13, 2019.
SECOND: Article XI of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and replaced to read in its entirety as follows:
“ARTICLE XI
MISCELLANEOUS
A.
If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

B.
Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.

C.
Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

B-1

D.
To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of Section B and Section C of Article XI.”

THIRD: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
FOURTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to be signed as of the date first above written.
CHEWY, INC.

By:
Name:
Title:
B-2

chewy

7700 West Sunrise Blvd
Plantation, FL 33322
1-800-672-4399
www.chewy.com

chewy

CHEWY, INC.
7700 WEST SUNRISE BLVD
PLANTATION, FL 33322

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM Eastern Time on July 13, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CHWY2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM Eastern Time on July 13, 2023. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V17952-P84319-Z84174 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHEWY, INC.

The Board of Directors recommends you vote FOR all director nominees on proposal 1.

	For All	Withhold All	For All Except
1. To elect to the Board of Directors four director nominees for three-year terms.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Marco Castelli
02) James Nelson
03) Martin H. Nesbitt
04) Raymond Svider

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If any other matters properly come before the meeting, the proxies will vote as recommended by our Board of Directors or, if there is no recommendation, in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V17953-P84319-Z84174

CHEWY, INC.
Annual Meeting of Stockholders
July 14, 2023 10:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mario Marte, Susan Helfrick, and Michael Morant, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CHEWY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/CHWY2023, at 10:00 AM, Eastern Time on July 14, 2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side